Exhibit 10.1

CONSTRUCTION MANAGEMENT AND

GENERAL CONTRACTOR’S AGREEMENT

between

HRHH HOTEL/CASINO, LLC &

HRHH DEVELOPMENT, LLC

Owner,

and

M.J. DEAN CONSTRUCTION, INC.

Contractor

(License #0032338)

Project:

Hard Rock Hotel & Casino Renovation and Expansion

Las Vegas, Nevada

As of February 22, 2008

Jones Day

222 East 41st Street

New York, New York 10017

SCHEDULES “1-A,” “1-B,” and “1-C” Project Site (Legal Description)
EXHIBIT “A”	Work Authorization
EXHIBIT “B”	Subcontract Approval Letter
EXHIBIT “C-1”	Form of Contractor Payment and Performance Bonds
EXHIBIT “C-2”	Form of Subcontractor Payment and Performance Bonds
EXHIBIT “D”	Phase I Environmental Site Assessment
EXHIBIT “E”	General Conditions Work Items
EXHIBIT “F”	Insurance Requirements
EXHIBIT “F-1”	Project Insurance Manual
EXHIBIT “G-1”	Conditional Waiver and Release Upon Progress Payment
EXHIBIT “G-2”	Unconditional Waiver and Release Upon Progress Payment
EXHIBIT “G-3”	Conditional Waiver and Release Upon Final Payment
EXHIBIT “G-4”	Unconditional Waiver and Release Upon Final Payment

– i –

TABLE OF CONTENTS

Page
EXHIBIT “H”	Major Subcontractor's Consent
EXHIBIT “I”	Subcontract Form
EXHIBIT “J-1”	General Contractor’s Consent
EXHIBIT “J-2”	General Contractor’s Certificate
EXHIBIT “J-3”	Form of Anticipated Cost Report
EXHIBIT “J-4”	AIA Form G702 Application For Payment
EXHIBIT “J-5”	Contractor’s Affidavit

– ii –

THIS AGREEMENT is made as of the      day of February, 2008, by and between HRHH HOTEL/CASINO, LLC, and HRHH DEVELOPMENT, LLC, each a Delaware limited liability company, and each having an office c/o Morgans Hotel Group, 4185 Paradise Road, Las Vegas, Nevada 89169 (collectively “Owner”) and M.J. Dean Construction, Inc., a Nevada corporation, having an office at 5055 W. Patrick Lane, Suite 101, Las Vegas, Nevada 89118 (“Contractor”).

W I T N E S S E T H:

WHEREAS, Owner is the owner in fee simple of two (2) parcels of land, one comprised of approximately 16.7 acres and the other comprised of approximately 23 acres (collectively the “Project Site”) located on the intersection of Paradise Road and Harmon Avenue, within the area in Las Vegas, Nevada commonly referred to as the “Harmon Corridor”, which Project Site is described on Schedules “1-A,” “1-B,” and “1-C” annexed hereto; and

WHEREAS, a portion of the Project Site is currently improved by the existing 11 story Hard Rock Hotel & Casino Tower and other amenities and improvements (the “Existing Improvements”); and

WHEREAS, Owner intends to undertake a major renovation of, and expansion to and around, the Existing Improvements generally described as (i) the Phase I-A Shell Expansion, (ii) Tenant Improvement Packages, (iii) Drainage Channel Improvements, (iv) South Parking Garage Improvements, (v) Central Plant Improvements, (vi) Meeting Rooms, (vii) North Tower Expansion (viii) South Tower/Podium, (ix) Casino Expansion, (x) Joint Remodel, (xi) New Pool West, and (xii) certain other development comprised of the construction of related parking, retail and other amenities and improvements (hereafter collectively referred to as the “Work”); which Work is sometimes referred to as (the “Project”); and

WHEREAS, Contractor has been advised that, under separate agreement, Owner has retained the services of Klai Juba Architects, Ltd. (“Architect”) as Architect of record and will retain, or cause Architect to retain the services of (i) one or more mechanical engineering firms, (ii) one or more structural engineering firms, (iii) one or more civil engineering firms, (iv) a vertical transportation consulting firm, (v) an electrical engineering firm, and (vi) a fire suppression engineering firm (which Architect and engineering firms are sometimes hereafter referred to as the “Design Team”) to perform all requisite programming, architectural and engineering design, oversight and other design-related services, and to prepare (for approval by Owner) preliminary and final design plans, specifications, working drawings and other construction documents for the Project (the “Construction Documents”); and

WHEREAS, Contractor has been advised that, under separate agreements, Owner intends to retain or cause Architect to retain the services of geotechnical, environmental, conceptual design, interior design, acoustical, landscaping, code, lighting, signage, graphics, interior, laundry, kitchen, life-safety, low-voltage and audio, security, and wind tunnel consultants as well as such other consultants as Owner may deem necessary and proper in the interest of the Project (collectively, “Consultants”); and

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

WHEREAS, Contractor has been advised that, pursuant to this Agreement Owner intends to retain Contractor to perform the “Pre-Construction Phase” services for the Project, as well as the “Construction Phase” services for the Work (which Pre-Construction Phase services and Construction Phase services are hereafter individually and collectively referred to as the “Work”); and

WHEREAS, Contractor acknowledges that during the course of the Pre-Construction Services (as defined in Section 7.1) and Construction Phase (as defined in Section 7.2) required pursuant to this Agreement, Owner will separate the overall Project into different, discrete sub-projects and tasks (each of which is referred to herein as a “Project Phase”). A Project Phase may consist of an entire independent portion of the Project (such as a parking garage) or may consist of a portion of the Work required with respect to the Project or a Project Phase (such as the installation of elevators). Owner and Contractor agree that as and when the Construction Documents are at least 80% complete for each Project Phase and the scope of Work, related Guaranteed Maximum Cost and Completion Dates for each Project Phase are agreed to by Owner and Contractor (subject to Owner’s right to elections in ARTICLE 20), Owner and Contractor shall execute a written Work Authorization defining and setting a Guaranteed Maximum Cost (as defined in Section 20.1, and Completion Date for the applicable Project Phase. Each such Work Authorization (“Work Authorization”) that is entered into from time to time by Owner and Contractor shall become a part of this Agreement and shall be deemed to be incorporated herein in its entirety by this reference. Each Work Authorization shall be substantially in the form of Exhibit “A” attached hereto and shall identify the Project Phase, the scope of Work to be provided by Contractor pursuant to such Work Authorization, the Progress Schedule for commencement and for completion of the Work under the relevant Work Authorization (including the Substantial Completion Date and the Final Completion Date), the separate, individual Guaranteed Maximum Cost for the Project Phase under the relevant Work Authorization, a Schedule of Values in a form acceptable to Owner, daily liquidated damages amount and applicable cap, Contractor’s continued representation regarding Concealed Conditions under Section 2.6 hereof, owner controlled insurance policy (“OCIP”) reconciliation requirement, Contractor’s list of assigned supervisory personnel, and any other particular terms relevant to the Work to be performed by Contactor for the Project Phase pursuant to such Work Authorization. Contractor acknowledges that Owner may eliminate some Project Phases and proceed with only some of the Project Phases at any given time (and may sequence their construction) and that Owner reserves the right to eliminate or reduce the scope of any Project Phase (so long as such Phase is not already the subject of an executed Work Authorization) without eliminating others or terminating the entire Project; provided, however, that in the event that Contractor believes any of the above actions by Owner will necessitate additional time and/or expense to perform the Work under any other Work Authorization(s), Contractor shall promptly report the extent of the requested increase in cost or time to Owner and the request will be handled pursuant to ARTICLE 23. Contractor will be responsible for the construction for each Work Authorization with which Owner chooses to proceed, as well as the overall coordination and integration of the construction of each subject Project Phase with the other Project Phases and with the existing structures and conditions at the Project Site.

WHEREAS, Contractor has been advised that (i) Owner has obtained and may hereafter obtain funding for the Project through one or more institutional lenders or through others (which institutional lenders and/or others providing funding for the Project are hereafter collectively

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

referred to as “Lender”), and (ii) as a condition to the procurement of such funding, Lender’s review and approval of this Agreement, as well as the design and construction of the Project may be required; and

WHEREAS, Contractor understands that in the interest of the timely and economic development of the Project, the design and construction of portions of the Project may proceed, and be implemented on, a “fast track and/or design-assist” basis (as such term is defined in Section 2.5 hereof); and

WHEREAS, Contractor desires to be retained by Owner to perform the Work, all as set forth in this Agreement and the other Contract Documents (as such term is defined in ARTICLE 1 hereof).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Contractor and Owner hereby agree as follows:

ARTICLE 1.

CONTRACT DOCUMENTS

1.1.	Contract Documents

The contract documents (collectively, the “Contract Documents”) shall consist of the following:

(a) This Agreement, including the Exhibits annexed hereto;

(b) The Construction Documents as identified in the applicable Work Authorization;

(c) The Environmental Report (as such term is defined in Section 2.7 hereof);

(d) The subcontract approval letter set forth in Exhibit “B” annexed hereto, or such other form of approval letter as Owner may elect to use to evidence its approval of the award of Subcontracts to Subcontractors (as such terms are defined in ARTICLE 8 hereof) (the “Subcontract Approval Letter”);

(e) Change Orders and Directives (as such terms are defined in ARTICLE 23 hereof);

(f) The payment and performance bonds required to be provided by Contractor in accordance with the provisions of ARTICLE 15 hereof in the form set forth in Exhibit “C-1” annexed hereto;

(g) The payment and performance bonds if required by Owner to be provided by Subcontractors in accordance with the provisions of Section 15.2 hereof in the form set forth in Exhibit “C-2” annexed hereto;

(h) The Progress Schedule (as such term is defined in subsection (c) hereof) for each Work Authorization to be prepared by Contractor in consultation with the Design Team and

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

submitted to Owner for approval in accordance with the provisions of said subsection (c) for the construction, “Substantial Completion” (as such term is defined in Section 6.2(a) hereof) and “Final Completion” (as such term is defined in 6.2(d) hereof) of the various components of the Work Authorization, as the same may be updated, modified and/or extended subject to Owner’s prior written approval in each instance in accordance with the provisions of this Agreement; and

(i) [Purposely deleted.]

(j) Executed Work Authorization(s).

1.2. The Contract Documents form the contract between Owner and Contractor. References in the Contract Documents to “the Contract” or “this Contract” shall be deemed to include all of the Contract Documents. References to “this Agreement” or “the Agreement” shall refer to this instrument, which is one of the Contract Documents.

1.3. The intent of the Contract Documents is to include in the Work all labor, materials and supplies, insurance, tools, equipment, permits, licenses, taxes, approvals, transportation, testing, field surveying and other services and any other items required in connection with the satisfactory performance, execution and Final Completion of the Work in accordance with the Contract Documents. Items, details or other similar matters not expressly included in the Contract Documents but which are reasonably inferable therefrom as being necessary to produce the intended results shall be deemed included as a part of the Work.

1.4. The Contract Documents are complementary, and what is called for by one shall be as binding as if required by all. In the event of any conflict or inconsistency within or between parts of the Contract Documents, Contractor shall notify Owner of the conflict and obtain Owner’s direction as to its resolution before proceeding with any affected Work. Contractor shall be entitled to rely on the accuracy and completeness of the Contract Documents, as well as the compliance of such documents with applicable laws, statutes, ordinances, building codes, and rules and regulations.

1.5. Words and abbreviations which have well known technical or trade meanings are used in the Contract Documents in accordance with such recognized meanings.

1.6. If any conflicts or ambiguities are found by, or are apparent to, Contractor in or between the Construction Documents, the Construction Documents and any other of the Contract Documents, or between the Construction Documents and existing conditions at the Project Site, Contractor immediately shall bring the same to the attention of Owner and the appropriate members of the Design Team. It is agreed that such members of the Design Team, in consultation with Owner and subject to Owner’s approval, shall be the interpreter(s) of the Construction Documents and shall resolve any such conflicts and ambiguities. Any Work relating to any such conflict or ambiguity which is performed either by Contractor or by any Subcontractor prior to the timely resolution of the same, as provided herein, shall be at Contractor’s sole risk, cost and expense.

1.7. Modifications to parts of the Construction Documents are for the purpose of varying, modifying, rescinding or adding to the Construction Documents. All modifications should be read together with the portions of the Construction Documents to which they pertain.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

1.8. The drawings and specifications comprising the Construction Documents are complementary. Anything shown in any drawings and not mentioned in the specifications, or mentioned in any of the specifications and not shown in the drawings, shall have the same effect as if shown or mentioned in both. Likewise, if the drawings call for a greater quantity or higher quality than the specifications, or if the specifications call for a greater quantity or higher quality than the drawings, then the greater quantity or higher quality, resulting in the most favorable interpretation to Owner, shall prevail.

1.9. [Purposely Deleted]

1.10. The layout of mechanical and electrical systems, equipment, fixtures, piping, ductwork, conduits, specialty items and accessories indicated on the Construction Documents is diagrammatic. The actual scope of the Work shall be carried out so as not to affect Architectural and structural integrity and limitations of the Work and shall be performed in such sequence and manner so as to avoid conflicts and provide clear access to all control points, including valves, strainers, control devices and specialty items of every nature related to such systems and equipment. If Contractor discovers or has knowledge of (i) any conflicts in or between the Shop Drawings (as such term is defined in Section (m) hereof), the coordination drawings or the Construction Documents, or (ii) any conflicts between any of the foregoing documents and existing conditions at the Project Site, Contractor immediately shall bring the same to the attention of Owner and the appropriate members of the Design Team for resolution in the manner provided in Section 1.6 hereof. Any Work relating to any such conflict which is performed by Contractor or by any Subcontractor prior to the resolution of the same, as provided in said Section 1.6, shall be at Contractor’s sole risk, cost and expense.

ARTICLE 2.

GENERAL PROVISIONS AND DEFINITIONS

2.1. Construction Management Services. Contractor shall perform all professional construction management services described in this Agreement. Each Project Phase will be developed into a detailed design and construction program and further refined as the preparation of the Construction Documents progresses so as to include, and further define, (i) the scope, parameters and anticipated timing for the Work, and (ii) Owner’s and Contractor’s understanding of the quality of the materials and workmanship required and expected. Contractor represents that (i) it has acquainted itself with the general scope of the Project and (ii) it has inspected the Project Site, the Existing Improvements, the location of adjacent improvements, structures and utilities and access to and from the Project Site and it is familiar with their physical condition. Such inspections are for the purpose of facilitating construction by Contractor and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents; however, any errors, inconsistencies or omissions of a material nature actually discovered by Contractor shall be reported promptly to Owner or Design Team.

2.2. General Contracting Services

(a) In addition to the services referred to in Section 2.1 hereof, and except as otherwise provided herein, Contractor also shall perform and/or furnish, or cause to be

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

performed and/or furnished, as hereinafter provided, all general contracting services, including, all labor, materials and supplies, also shall perform and furnish all of the General Conditions Work Items identified as a part of General Conditions Costs (as such terms are defined in subsection (a) hereof), and also shall provide all services, business administration and supervision, necessary for, or incidental to, the successful prosecution and Substantial Completion and Final Completion of the Work for each Project Phase in accordance with the applicable Work Authorization, in the most expeditious and economical manner, consistent with (i) the standards and construction practices observed by general contractors of comparable stature to Contractor on projects of similar scope to the Project within the “Las Vegas” metropolitan area, and (ii) the interests of Owner relating to quality, timely completion and economics. The Work shall be performed and executed in the best and most workmanlike manner by qualified and efficient workers, and in strict conformance with the Contract Documents. Contractor shall be solely responsible for all construction means, methods, techniques, sequences and procedures relating to the proper execution of the Work, except when such means, methods, techniques, sequences and procedures are expressly set forth in the Construction Documents. Owner agrees to exercise its best efforts to enable Contractor to perform the Work in the best way and most expeditious manner by among other things, furnishing and approving, in a timely manner, information reasonably required by Contractor, releasing areas of the Project and otherwise sequencing the Project Phases, as required by Contractor so as not to delay the progress of the Work, and making payments to Contractor in accordance with the requirements of the Contract Documents.

(b) Contractor shall at all times maintain labor harmony at the Project Site. Should workers employed by Contractor or any Subcontractor not work in harmony with other workers performing labor or services at the Project Site and should they engage or participate in or cause any strike, work stoppage, delay, suspension of the Work or any other interference with the smooth progress of the Work or other work being performed at the Project Site by union or non-union labor, or otherwise fail to perform or are prevented from performing labor or services by reason of labor disharmony or otherwise prevent others from performing labor or services by reason of labor disharmony, then, in any such event, Owner shall have the right, in its sole and absolute discretion and without prejudice to any other rights and remedies it may have elsewhere under the Contract Documents, at law or in equity, to terminate this Agreement in accordance with the provisions of Section 14.1 hereof. This subsection (b) shall not be construed to obligate Contractor to supervise or take responsibility for the labor practices of others with whom it has no contractual relationship.

2.3. Trust Relationship. Contractor (i) agrees to furnish its best skill and judgment in connection with the Project, and (ii) agrees to cooperate reasonably with Owner, the Design Team, Consultants and Lender in the interests of the timely and economic completion of each Project Phase. Owner understands and agrees that its assistance and cooperation is essential to Contractor’s successful and timely completion of the Work. Owner and its agents shall be available upon twenty-four (24) hours notice during business hours during business days to review and discuss any issues or questions that may arise during Contractor’s performance of the Work. Should Owner be unavailable, the time fixed for completion shall be equitably extended for delays actually documented and directly caused thereby, and which shall be agreed upon in a Change Order.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

2.4. Avoidance of Nuisance. To the extent practical in connection with a Project of this size and scope, Contractor shall take such precautions as may be reasonably necessary to minimize the impact of noise, dust, truck traffic, nuisances and other consequences of construction activities.

2.5. Fast-Tracking/Design-Assist. It is understood and agreed that the Construction Documents may be developed and furnished by the Design Team to Contractor on a “fast-track” basis. The time requirements for the delivery of the various portions of the Construction Documents on a “fast-track” basis shall, if applicable, be reflected in the Progress Schedule for each Project Phase referred to in subsection 7.1(c) hereof. In addition, Contractor and Owner agree that certain Work will be performed on a “design-assist” basis to include shop drawings or detailing as customarily performed by subcontractors. Contractor hereby represents that it has all requisite expertise in the “fast-track and/or design-assist” method of construction and related “fast-tracking and/or design-assist” practices, understands that said representation has served as a material inducement in Owner’s selection, and retention of the services, of Contractor hereunder. Contractor expressly recognizes that the “fast-track and/or design-assist” method of design and construction may require Contractor to prepare, issue and analyze bid packages for trade labor that is different from, or is in excess of the number of, bid packages ordinarily required under standard construction practices and hereby agrees to prepare, issue and analyze the same, if and as needed, in a timely manner. It is understood and agreed that “fast-track” means that portions of the Design Team’s preparation of portions of the Construction Documents will overlap with the construction of the Work.

2.6. Concealed Conditions. If conditions are encountered at the Project Site which are (i) subsurface or otherwise concealed physical conditions which differ materially from facts or information of which Contractor has actual knowledge or which are reasonably foreseen or inferable from such knowledge or (ii) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents (all causes identified in clauses 2.6(i) and 2.6(ii), hereinafter the “Concealed Conditions”), then, Contractor shall give Owner notice of such conditions prior to materially disturbing the same (in no event later than twenty-one (21) days after first observance of the conditions). Owner shall investigate the site conditions promptly after receiving the notice. If the conditions do materially differ and if they do actually cause an increase or decrease in Contractor’s cost or the time required for performing any part of the Work, an equitable adjustment shall be made and a written Change Order executed. If Owner and Contractor cannot agree on adjustment within ten (10) days, the adjustment shall be referred to further proceeding pursuant to this Agreement.

2.7. Hazardous Materials

(a) Contractor acknowledges that Owner has retained the services of IVI Due Diligence Services, Inc., to act as its environmental Consultant who has prepared a Phase I Environmental Site Assessment dated November 28, 2006 and further described in the attached Exhibit “D” (the “Environmental Report”) identifying any and all Hazardous Materials (hereafter defined) located on or about the Project Site. Contractor also acknowledges it has received a copy of said Environmental Report and agrees that, at Owner’s option and as part of the Work, it shall be responsible, to the extent identified in the Environmental Report, for removing or

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

otherwise remediating soil and oil pits, the cost of which shall be included in the Costs and the Guaranteed Maximum Cost. If Owner exercises its option to have Contractor be responsible for said remediation, Contractor and the Subcontractor to whom performance of such portion of the Work is awarded shall work closely with the environmental Consultant, who will observe the execution of such portion of the Work and provide contact and compliance with regulatory environmental entities all to the end so as to render the Project Site free of Hazardous Materials. Contractor further acknowledges that the continued sound environmental condition of the Project Site and its compliance with Environmental Laws (hereinafter defined) is of paramount importance to Owner and Lender and represents that at all times in its performance of the Work, it will refrain from causing or permitting any Hazardous Materials to be generated, produced, brought, used, stored, treated, discharged, released, spilled or disposed of upon, in, under, or about the Project or the Project Site which is, in any case, in violation of Environmental Laws or otherwise cause or permit the violation of any Environmental Law in connection with the performance of the Work at the Project Site, unless the Contract Documents require use of such Hazardous Materials. Contractor shall comply with all Environmental Laws for the dredge, turbidity protection, proper drainage and filtering, spoil disposal and spoil mixing and placement, all as proscribed for the Project Site under the applicable environmental mitigation plan. If Contractor or Subcontractor encounters on the Project Site material believed to be toxic or Hazardous Materials (as defined below), it will immediately stop Work in the affected area and report the condition to Owner in writing. The Work in the affected area will be resumed when the Hazardous Materials have been removed or rendered harmless.

(b) Contractor hereby agrees to immediately stop remedial work in the affected area and to notify Owner of any adverse discrepancy between the Hazardous Materials found at the Project Site and the Hazardous Materials identified in the Environmental Report. Contractor hereby represents that if Owner exercises its option to have Contractor perform any work relating to the removal of Hazardous Material, then, in such event, all Subcontractors engaged by Contractor to perform such Work will be qualified to carry out and perform such Work by reason of the fact that such Subcontractors will possess and comply with all licensing, registration, certification, reporting, notification, training, testing, disposal and any other requirements governing the performance of such Work, all as required by the Environmental Laws. If the Work is stopped pursuant to this Section 2.7, Contractor shall be entitled to an equitable adjustment of the Progress Schedule and to an adjustment for extra costs incurred as a result of such stoppage, which will be agreed upon in a written Change Order.

(c) Subject to Contractor’s and its Subcontractor’s compliance with the requirement that remedial Work be immediately stopped in an area affected by Hazardous Materials differing from those identified in the Environmental Report, to the fullest extent permitted by law, Owner shall indemnify and hold Contractor and its Subcontractors harmless against claims, damages, losses and expenses, including, but not limited to attorneys’ fees, arising out of or resulting from the presence of Hazardous Materials differing in an adverse manner from those identified in the Environmental Report and not introduced to the Project Site by Contractor or its Subcontractors (unless Hazardous Materials were required by the Contract Documents).

(d) For purposes of this Agreement, “Hazardous Materials” shall mean (i) petroleum and its constituents; (ii) radon gas, asbestos in any form which is or could become friable, urea formaldehyde, asbestos products, foam insulation, transformers or other shipment which contain

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; (iii) any substance, gas, material or chemical which is or may hereafter be defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “pollutants or contaminants”, “solid wastes” or words of similar import under any Environmental Law; and (iv) any other chemical, material, gas or substance, the exposure to or release of which is regulated by any Governmental Authority (hereafter defined).

(e) For purposes of this Agreement, “Environmental Laws” shall mean all applicable requirements relating to the protection of human health or the Environment, including, without limitation, requirements relating to reporting, licensing, permitting, investigation and remediation of any Release or Threat of Release of Hazardous Materials, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or pertaining to the protection of the health and safety of employees or the public, as such requirements are contained in all applicable federal, state and local environmental, public health, and safety laws, regulations, orders, permits, licenses, approvals, ordinances and directives now or hereafter in effect.

2.8. Utilities and Continued Operation of the Existing Improvements. Contractor understands that maintenance of the integrity and continuous and uninterrupted functionality and operation of the Existing Improvements, including, without limitation, all utilities servicing the Project Site and adjacent property, is of critical importance and agrees to perform the Work in a manner consistent with said understanding and not unreasonably interfering with the same. Nevertheless, it is understood and agreed that there will be times during the Work when there will be interruptions to the utilities servicing the Project Site and adjacent property. Contractor agrees to use its best efforts to minimize such interruptions and the impacts caused thereby and to provide Owner at least seven (7) days’ prior written notice of such interruptions.

ARTICLE 3.

CONTRACTOR’S COMPENSATION

3.1. Demolition Work. Owner and Contractor entered into an AIA Construction Agreement for the demolition of the paradise Bay Club Apartments. Contractor shall be compensated for the performance of that demolition work in accordance with the terms of that separate agreement.

3.2. Pre-Construction Phase Compensation. Contractor has been compensated for the performance of the Pre-Construction Services performed prior to the execution of this Agreement and it is agreed that subsequent to execution of this Agreement, Contractor will perform Pre-Construction Services (as approved in advance by Owner). Owner shall, on a monthly basis, make payments for such Pre-Construction Phase services.

3.2.1. Any compensation paid by Owner to Contractor for the Pre-Construction Services provided by Contractor for each Project Phase of the Project shall be absorbed in any Guarantee Maximum Cost established for any such Project Phase and shall be included in the applicable Work Authorization.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

3.3. Construction Phase Compensation. Owner shall pay Contractor in current funds for Contractor’s performance of the Work required by this Agreement during the Construction Phase of the Project, the Contract sum consisting of the Cost of the Work as defined in ARTICLE 4, and Contractor’s Fixed Fee of 4% (“Fixed Fee”) of the Cost of the Work, which Contract sum may be subject to a Guaranteed Maximum Cost Work Authorization and to the Owner’s Elections as set forth in ARTICLE 20 below.

3.3.1. Change Order Fee. Subject to the provisions of ARTICLE 23, Contractor’s Fixed Fee on Change Orders is four percent (4%). Work Authorizations are not Change Orders, therefore, this subsection is not applicable to Work Authorizations.

3.3.2. Self-Performed Work. Owner and Contractor acknowledge and agree that Contractors Fixed Fee excludes any overhead and profit that Contractor shall receive for portions of the Work that Contractor self-performs which may include concrete, drywall, studs, painting, doors and hardware, and any other trades that Owner and Contractor mutually agree upon (the “Self-Performed Work”). In addition to its Fixed Fee, Contractor shall be entitled to receive a self-perform fee equal to 12.5% of the Costs of the Work for any Self-Performed Work.

3.3.3. Owner Provided Materials and Equipment. In the event that Work includes materials or equipment furnished by Owner, the Contractor’s Fixed Fee will for such Work be subject to mutual agreement in the subject Guaranteed Maximum Cost Work Authorization.

3.4. Construction Phase Compensation Retainage. Owner shall make progress payments to Contractor for Work performed during the Construction Phase pursuant to the provisions of ARTICLE 11 hereof, subject to a retainage of not more than ten percent (10%) of the Cost of the Work. Subject to Lender’s approval, after 50% of the scope of the Work under a particular Work Authorization has been satisfactorily completed, the level of retainage withholding may be reduced to 5% of the Cost of the Work. In addition, it is expressly understood and agreed that retainage is not subject to carry over and, thus, retainage cannot be held by Owner pending completion of other Project Phases. Any retainage held by Owner for Work performed under a particular Work Authorization shall be paid in accordance with this Agreement after the Work covered by that Work Authorization has been satisfactorily completed, in accordance with the terms of this Agreement.

3.5. Construction Phase Compensation/Work Contingency. The parties agree that if Owner shall require Contractor to perform the Work for a Guaranteed Maximum Cost (as defined in Section 20.1 hereof), then, in such event, the Work Authorization shall include in its Guaranteed Maximum Cost statement submitted under ARTICLE 20 hereof a line item amount equal to ten percent (10%) of the aggregate of the Costs and of said Guaranteed Maximum Cost as a contingency. The parties agree that an amount equal to five percent (5%) of said contingency amount shall be under the control of Contractor (the “Contractor Controlled Contingency”) and that the balance of said contingency in an amount equal to five percent (5%) shall be under the control of Owner and Lender (the “Owner Controlled Contingency”) which shall not be unreasonably withheld. With respect to Contractor Controlled Contingency, the parties agree that it may be used by Contractor for any unanticipated Project related costs (other than those which are compensable through the Change Order mechanism), and its use shall be

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

merely reported to, rather than be subject to the prior approval, of Owner. The parties further agree that all unused Contractor Controlled Contingency and all unused Owner Controlled Contingency for any Project Phase shall roll over to future Project Phases. At the end of all the Project Phases and at the submission of Contractor’s Final Requisition for payment, any unused Contractor Controlled Contingency shall be split between Owner and Contractor such that Contractor’s share shall be forty percent (40%) and Owner’s share shall be sixty percent (60%). Such amount shall be payable to Contractor within sixty (60) days after Final Completion of all Work on the entire Project.

3.6. Construction Phase Compensation/Early Termination Fee. Owner acknowledges and agrees that Contractor will be foregoing work on other lucrative projects based on the expectation that Owner will be proceeding with each of the Project Phases with M.J. Dean acting as the general contractor. If Owner terminates this Agreement for convenience, Contractor may, subject to the provision of Section 14.2, be entitled to an Early Termination Fee (as defined in Section 14.2(b)) in the amount of Five Million Dollars ($5,000,000.00). The purpose of this Early Termination Fee is to be the exclusive basis to compensate Contractor for all its expectation or future damages (including any and all direct and consequential damages) resulting from early termination for convenience. It is recognized that this Early Termination Fee is in addition to Costs and Fixed Fee Owner is required to pay Contractor for Work performed under the Contract Documents prior to such termination. Contractor shall not be entitled to this Early Termination Fee if it is terminated for default under ARTICLE 14.

3.7. Construction Phase Compensation/Work Share in Cost Savings.

(a) If, upon Final Completion of the Work portion of a Work Authorization under circumstances where Owner shall have elected to proceed on the basis of a Guaranteed Maximum Cost, the aggregate of the actual Subcontract Costs and General Conditions Costs incurred by Contractor for the Work performed under the Work Authorization, as determined to Owner’s satisfaction at the time and in the manner set forth in subparagraph (b) below, shall be less than that set forth in the Guaranteed Maximum Cost (exclusive of any unused Contractor Controlled Contingency and Owner Controlled Contingency and Allowances), as the same may be increased by Change Orders (the “Guaranteed Costs”), then, in such event, Contractor shall be entitled to share in the difference (the “Savings”) between said Guaranteed Costs and the aggregate of the actual Subcontract Costs and General Conditions Costs incurred by Contractor, in an amount (“Contractor’s Share”) equal to forty percent (40%) of such Savings, which Contractor’s Share shall be payable by Owner to Contractor within sixty (60) days after Final Completion of the work performed under the applicable Work Authorization.

(b) To permit the proper calculation of Savings, at the time Contractor submits its final application or define requisition to Owner for the subject Work Authorization, Contractor also shall submit to Owner (and, if requested by Owner, to those members of the Design Team as may be designated by Owner) for review and certification an accounting statement, in form acceptable to Owner, detailing the calculation and itemization of Costs to determine the Savings under Section 3.7 hereof. If Owner disputes the accuracy of the amounts contained in such accounting statement, Owner shall, within fifteen (15) days following its receipt, submit the same for auditing to a certified public accountant designated by Owner, and the determination by such public accountant of the correct amounts shall be final and binding on the parties. If, based

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

upon the accounting statement and any audit thereof by Owner, it shall be determined that there shall be Savings, then, in such event, Contractor’s Share of such Savings shall be paid by Owner to Contractor in accordance with the provisions of Subsection 3.7 above.

3.8. Allowances. An allowance (“Allowance”) is an estimated amount established in a Guaranteed Maximum Cost to cover the cost of a prescribed item not specified in detail with provision that variations between such amount and the finally determined cost of the prescribed item will be reflected in a Change Order. Assumptions, Allowances and clarifications on which any Guaranteed Maximum Cost is based shall be set forth in the applicable Work Authorization. If costs are more or less than Allowances, the applicable Guaranteed Maximum Cost and Fixed Fee shall be adjusted accordingly by Change Order. Owner shall not unreasonably withhold consent to Change Orders for Allowances. The amount of such Change Order shall reflect the difference between actual Costs incurred and the Allowances. Additionally, in no event shall Allowances in any Guaranteed Maximum Cost Work Authorization exceed fifteen percent (15%) of such Guaranteed Maximum Cost.

(a) If an Allowance is approved by Owner, the following shall apply:

(i) Items covered by Allowances shall be supplied for such amounts and by such persons or entities as Owner may direct, but Contractor shall not be required to employ persons or entities to whom Contractor has reasonable objection.

(b) Unless otherwise provided in the applicable Work Authorization:

(i) Allowances shall cover the Cost to the Contractor of materials and equipment delivered at the Site and all required taxes, less applicable trade discounts; and

(ii) Contractor's costs for unloading and handling at the Site, labor, installation costs, overhead, profit and other expenses contemplated for stated Allowance amounts may be included in the Allowance.

3.9. Master Work Authorization. Owner and Contractor agree that it is anticipated that the Construction Documents will be completed on or before May 1, 2008 and that Owner may elect at any time to execute a Master Work Authorization (“Master Work Authorization”) that shall incorporate and include all previously executed Work Authorizations. Contractor shall only be entitled to additional Fixed Fee or Cost adjustment if such Master Work Authorization actually increases the scope of Work of the previously executed Work Authorizations. Such Master Work Authorization, once executed by Owner and Contractor, shall become part of this Agreement and shall be deemed incorporated by this reference. Such Master Work Authorization shall conform to the other Work Authorizations-related requirements of this Agreement.

ARTICLE 4.

ITEMS INCLUDED IN COSTS

4.1. General Conditions Costs shall consist of the items listed in subsection (a) of this Section 4.1 and the Reimbursable Costs shall consist of the items listed in subsection (b) of this

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Section 4.1 (which General Conditions Costs and Reimbursable Costs are collectively herein referred to as the “Costs”). Contractor agrees that all Costs shall be at rates and/or quantities not higher than those which are competitive and prevailing in the locality for work and services similar to the Work.

(a) The “General Conditions Costs” shall consist of the actual costs incurred by Contractor in performing and/or furnishing the “General Conditions Work Items” enumerated on Exhibit “E” hereof to be performed by Contractor’s own labor force, as well as the actual costs incurred by Contractor in connection with the following items:

(i) Wages or salaries (including bonuses or partial bonuses which have been approved in writing and in advance by Owner) of Contractor’s supervisory and administrative personnel when and to the extent assigned with Owner’s approval to the Project. The parties shall include an initial list of personnel assigned to each Project Phase in the applicable Work Authorization and their agreed-upon wages or salaries;

(ii) Wages and salaries of Contractor’s supervisory or administrative personnel engaged, in factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work;

(iii) Wages of Construction worker’s (including bonuses which have been approved in advance in writing by Owner) directly employed by Contractor to perform the construction of the Work at the Project Site, or, with Owner’s written approval, at off-site workshops.

(iv) Actual payroll taxes and contributions and other assessments or taxes for unemployment compensation, old age benefits, insurance, social security and other standard employee benefits, insofar as the same are chargeable and payable during the performance of the Work, are based upon the direct salaries paid and are actually paid to or for the benefit of such construction workers and supervisory and administrative personnel identified above in this ARTICLE 4, all pro-rated for that portion of their time as is directly related to the performance of the Work;

(v) Actual costs and expenses incurred in connection with document reproductions, facsimile transmissions and long distance telephone calls, telegrams, telephones installed at the Project Site, correspondence, postage and parcel delivery, and reasonable petty cash expenses of the Site Office directly related to the Work;

(vi) Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by Contractor at the Site and fully consumed in the performance of the Work; and costs (less salvage value) of such items if not fully consumed, whether sold to others or retained by Contractor. Costs for items previously used by Contractor shall mean fair market value;

(vii) Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by Contractor at the Site of the Work, whether rented from Contractor or others, including installation, minor repairs or replacements, dismantling, removal, transportation and delivery costs thereof;

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(viii) Permit fees, reasonable filing and expediting charges, royalties (if such royalties shall have been approved in writing by Owner), costs for the use of patented materials or processes (if the use of the same has been approved in writing by Owner) and license fees necessary for the performance of the Work;

(ix) Premiums for insurance with respect to such insurance as Contractor may be required to obtain and maintain as set forth in Exhibits “F” and “F-1” annexed hereto and made a part hereof, except that insurance costs for such coverages as the Owner has provided under the OCIP further detailed in Exhibit “F-1” shall not be included in Costs;

(x) Costs of freight, trucking and, subject to Owner’s prior written approval, the warehousing of materials required for the Work;

(xi) Costs of establishing and maintaining a Project specific website;

(xii) Costs including transportation and storage of materials and equipment incorporated or to be incorporated in the completed construction;

(xiii) Costs of materials described in the immediately preceding subparagraph in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become Owner’s property at the completion of the Work or at Owner’s option, shall be sold by Contractor. Any amounts realized from such sales shall be credited to Owner as a deduction from the Costs; and

(xiv) Other Costs:

(1) Costs of removal of debris from the Site.

(2) Costs of materials as equipment suitably stored off the Project Site at a mutually acceptable location, if approved in writing and in advance by Owner.

(3) That portion of bond premiums that can be directly attributed to this Agreement.

(4) Sales, use or similar taxes imposed by a Governmental Authority that are related to the Work.

(5) Fees and assessments for building permits, licenses and inspections for which Contractor is required by this Agreement to pay.

(6) Fees of laboratories for test required by the Contract Documents, except those related to defective or nonconforming Work.

(7) Data processing costs related to the Work.

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(8) Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between Owner and Contractor, reasonably incurred by that Contractor in the performance of the Work if approved by Owner in advance and in writing which approval shall not be unreasonably withheld.

(9) That portion of the reasonable expenses of Contractor’s personnel incurred while traveling in discharge of duties connected with the Work.

(10) Deposits lost for causes other than Contractor’s negligence or failure to fulfill a specific responsibility to Owner as set forth in the Contract Documents.

(11) Expenses incurred in accordance with Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by Owner.

(b) The “Reimbursable Costs” shall consist of the following; it being agreed, however, that the term “Reimbursable Costs,” as used herein, shall not include payments made to Subcontractors or other third parties retained by Contractor to perform and/or furnish any items included as a part of General Conditions Costs identified in Section 4.1(a) hereof or any costs that are otherwise duplicative of any other payments made hereunder:

(i) Payments made by Contractor to Subcontractors for Work performed and materials, supplies and equipment furnished pursuant to Subcontracts approved by Owner in accordance with the provisions of this Agreement, including the costs of any payment and performance bonds that any Subcontractor may be required to carry under the provisions of Section 15.2 hereof and the cost of all materials and equipment pre-purchased in accordance with the provisions of Section 21.3 hereof (“Subcontract Costs”);

(ii) Actual costs reasonably and necessarily incurred due to an emergency, not compensated by insurance, affecting the safety of persons or property, it being understood that reimbursement shall not be made for any costs which would have been compensated by insurance had Contractor or its Subcontractors not failed to comply with the requirements of any insurance carriers providing coverage for the Project (including requirements pertaining to timely notice of claims or otherwise);

(iii) Losses and expenses (including the deductible amounts provided in Owner’s property insurance) due to theft or vandalism of materials, equipment and supplies either delivered to the Project Site and awaiting incorporation or incorporated into the Project or properly stored at off-Project Site storage locations approved by Owner in accordance with the provisions of Section 21.3 hereof, in each case excluding tools, equipment, supplies and other similar personal effects owned or rented by Contractor or its Subcontractors, provided, the same is not otherwise compensated for by insurance and are not due to the negligence of Contractor, any of its Subcontractors or anyone directly or indirectly employed by either of them, or Contractor’s or its Subcontractors’ failure to comply with the terms of this Agreement and the Subcontracts, respectively (including, without limitation, those obligations relating to Project Site security) or any of their failure to comply with the requirements of any insurance carriers providing coverage for the Project (including any requirements pertaining to timely notice of claims or otherwise);

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(iv) Except as otherwise provided in ARTICLE 13 hereof, cost of premiums for any bond furnished in connection with, and for the discharge of, any lien;

(v) Deposits lost due to causes beyond the reasonable control of Contractor, its Subcontractors or any other person or entity performing Work on the Project in contract with, on behalf of, or under the supervision of Contractor;

(vi) Cost of repairing or correcting damaged or non-conforming Work executed by Contractor, Subcontractors or suppliers, provided that such damaged or non-conforming Work was not caused by negligence or failure to fulfill a specific responsibility of Contractor and only to the extent that the cost of repair or correction is not recoverable by Contractor from insurance, sureties, subcontractors or suppliers. It is further agreed that Owner shall, nevertheless, submit such claims to the applicable insurance carrier; and

(vii) Other costs incurred in the performance of the Work if and to the extent approved in advance and in writing by Owner.

4.2. Contractor shall use its best efforts to minimize the Costs incurred in the performance of the Work, consistent with the intent and purposes of this Agreement, sound business practice and the instructions of Owner.

ARTICLE 5.

ITEMS NOT INCLUDED IN COSTS

(Non-Reimbursables)

Owner shall not reimburse Contractor for any of the following costs, all of which shall be borne by Contractor at its sole cost and expense:

(a) Salaries or other compensation of any executive or corporate officers or other management level personnel of Contractor and, except as otherwise provided in subsections (a)(i) and (ii) hereof, any other home or branch office employees of Contractor.

(b) Except as otherwise provided in ARTICLE 4, expenses of operating Contractor’s home and branch offices, including overhead and administrative expenses or taxes.

(c) Any part of Contractor’s capital expenses, including interest on capital employed in connection with the Work.

(d) (i) Deductible amounts of any insurance carried by Owner or Contractor and costs not reimbursed by insurance, due (x) to the negligent acts or omissions of Contractor, any of its Subcontractors, or anyone directly or indirectly employed by either of them, or any of their failure to perform their respective obligations under this Agreement and the Subcontracts in question, or (y) from the violation by any of the foregoing of any applicable health and safety

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Federal, State or local laws, ordinances or statutes; and (ii) any other costs which would have been insured but for the failure of Contractor or its Subcontractors to carry the insurance required to be carried hereunder or under the Subcontracts, respectively, or the failure of Contractor or its Subcontractors to comply with the requirements of any insurance carriers providing insurance coverage for the Project (including requirements pertaining to timely notice of claims or otherwise).

(e) Costs of uncovering, correcting or replacing defective Work which has arisen by reason of Contractor’s or any of its Subcontractors’ acts or omissions or which any Subcontractor is obligated to correct or replace pursuant to the terms of its Subcontract.

(f) Intentionally deleted.

(g) Costs incurred by reason of Contractor’s or its Subcontractors’ failure to comply with its or their respective obligations under this Agreement or the Subcontracts, respectively, including costs in the form of penalties, fines or other similar charges.

(h) Except as otherwise provided in subsection 4.1(a)(ix) hereof, premiums for other insurance carried by Contractor.

(i) If Owner shall elect to have Contractor perform the Work or any portion thereof for a Guaranteed Maximum Cost, Costs in excess of such Guaranteed Maximum Cost, other than costs included in Change Orders approved by Owner and, if during an Election Period (as defined in Exhibit “J-1”), Lender.

(j) Any amounts on account of personal property taxes, intangibles taxes, income taxes and the like.

(k) Costs of any item expressly excluded from, or not expressly included within, the items referred to in Section 4.1 hereof.

(l) Costs of any item or expense which this Agreement provides are to be paid or borne by Contractor at its sole cost and expense.

(m) Costs of any materials or equipment furnished by Owner or others.

(n) Insurance premiums for such coverages as the Owner has provided under the OCIP further detailed in Exhibit “F-1.”

ARTICLE 6.

SCHEDULE OF WORK AND EARLY OCCUPANCY

6.1. Contractor shall promptly and diligently perform, or cause to be performed, the Work, without interruption, using its best efforts, so that the Work shall be (a) substantially completed on or before the dates set forth in the (i) Progress Schedule (defined below) approved by Owner and Contractor for each Work Authorization for each Phase of the Work, (each a “Substantial Completion Date”), and (b) finally completed on or before the date set forth in the

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

Progress Schedule for each Work Authorization for each Phase of Work (each a “Final Completion Date”), in each case, subject to adjustments by Change Orders only, as hereinafter provided, time being of the essence as to each such Substantial Completion Date and the Final Completion Date.

(a) Work Authorization Schedule. Contractor shall as part of each Work Authorization prepare and submit to Owner a detailed schedule for the construction of the Work on the applicable Work Authorization if it is built in accordance with the Construction Documents (“Progress Schedule”). Owner understands and agrees that, in the event the Work Authorization was executed before the Construction Documents were finalized for the Work covered by the Work Authorization, Contractor’s costs may be increased and/or the time for completion may be impacted. In such case, Contractor shall be entitled to an adjustment that will be handled pursuant to ARTICLE 23.

(b) In the event the Work of a Work Authorization is not completed by the Substantial Completion Date, including any adjustments of the contract time as provided in the Contract Documents, Contractor shall be obligated to pay and shall pay Owner certain liquidated damages for delay that will be specified and agreed upon in the subject Work Authorization. The liquidated damages clause that will be included in each Work Authorization may, at Owner’s sole discretion, include provisions for early completion and will substantially conform to the following terms (with the applicable rate and amount completed in the applicable Work Authorization): commencing with the first day after the Substantial Completion Date and continuing for each and every day thereafter until Substantial Completion of the Work, Contractor shall pay to Owner liquidated damages, at the rate of $             for calendar day up to a maximum (or total) amount of $            . Owner and Contractor acknowledge such damages to be a fair and reasonable estimate of the damage to be suffered by Owner. In addition to Owner’s right to terminate under ARTICLE 14, the above payments are and will be Owner’s sole and exclusive remedy at law and in equity with respect to the Work not being achieved by the Substantial Completion Date or Final Completion Date. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty, but is intended to compensate Owner for such default.

Notwithstanding anything to the contrary in the Contract Documents, Contractor and Owner waive claims against each other for consequential damages arising out of or relating to this Agreement. This mutual waiver includes: (1) damages incurred by Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and (2) damages incurred by Contractor, including but not limited to, principal office expenses, including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with the Agreement. Nothing contained in this section shall be deemed to preclude an award of liquidated damages, when applicable, and in accordance with the requirements of the Contract Documents. Nor shall this section be deemed to preclude the Early Termination Fee, when applicable, as provided in ARTICLE 3 of this Agreement. The foregoing limitation on liability relating to damages shall in no way limit Contractor’s obligation to complete the Work in a Work Authorization for only the Guaranteed Maximum Cost, including, but not limited to, Contractor’s responsibility for all costs in excess of any Guaranteed Maximum Cost.

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6.2. (a) The Work of a Work Authorization shall be deemed substantially completed (“Substantial Completion”) on the date when (i) Owner determines in its judgment reasonably exercised (and, as applicable, Lender approves), that the portion of the Work under consideration has been substantially completed in accordance with the Contract Documents; (ii) all requisite temporary Certificate(s) of Occupancy (with no unreasonable conditions) and all other applicable Project Approvals (hereinafter defined) permitting legal use and occupancy of the portion of the Project under consideration shall have been issued and delivered to Owner by all Governmental Authorities (hereinafter defined); and only those minor Punch List items (as such term is defined in subsection (z) hereof), if any, remain incomplete which do not interfere with such use and occupancy. If, pursuant to the requirements of Applicable Laws (as such term is defined in Section 18.1 hereof) of Governmental Authorities, legal use and occupancy is permitted under a temporary (as distinguished from a final) certificate(s) of occupancy, Contractor shall nevertheless be required to obtain the final certificate(s).

(b) For purposes of this Agreement, the term “Governmental Authority” shall be deemed to mean any court, agency, authority, board (including, without limitation, any environmental protection, planning or zoning board), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State of Nevada, whether now or hereafter in existence, having jurisdiction over Owner, the Project Site or any aspect of the development or operation of the Project. For purposes of this Agreement, the term “Certificate of Occupancy” shall be deemed to mean a certificate issued by the Clark County Department of Development Services, as defined within the Clark County Code. For purposes of this Agreement, the term “Project Approvals” shall be deemed to mean those approvals and permits from Governmental Authorities which are required in order to commence and complete construction, as well as use and occupy, of all the components of the Project. With respect to the utilities portion of the Project, Project Approvals shall also be deemed to mean any and all necessary permits, licenses or other authorizations required for the lawful and proper installation and maintenance within the Project Site of wires, pipes, conduits, tubes and other equipment and appliances for use in supplying any such utility services or substitutes to the Project Site.

(c) The Work of a Work Authorization shall be deemed finally completed (“Final Completion”) on the date when, after achieving Substantial Completion, Owner (and, as applicable, Lender), shall have received satisfactory evidence that:

(i) all Work included in the scope of such Work Authorization, including all Punch List items, has been fully and satisfactorily completed in a good and workmanlike manner, in conformance with the Contract Documents;

(ii) all Certificates of Occupancy and other Project Approvals relating to the Work included in the subject Work Authorization that are capable of being obtained prior to completion of other Project Phases shall have been issued and delivered to Owner; and

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(iii) all required receipts, releases of liens, affidavits, waivers, guarantees, warranties, bonds, “as-built” drawings, operating instructions and maintenance manuals and any other documents required under the Contract Documents, this Agreement and the Subcontracts shall have been issued and delivered to Owner, together with any and all close-out documents as may be identified by Owner (for such Work within the scope of the subject Work Authorization).

6.3. (a) Contractor agrees that, except as otherwise specifically provided below regarding extensions of time in the case of Excusable Delays (as defined in Section 6.3(b)), and reimbursement for certain Costs in the case of Excusable Delays, if and to the extent that there are hindrances to, or delays in, the performance of the Work whether foreseen or unforeseen, whether or not within the parties’ contemplation and whether or not affecting the Progress Schedule), Contractor and its Subcontractors shall not have a claim against Owner for time extensions, for damages of any kind whatsoever or for extra compensation.

(b) For purposes of this Agreement “Excusable Delays” shall be deemed to include only delays or hindrances caused by (i) the acts or omissions of Owner, the Lender, the Design Team or Consultants in the performance of their respective obligations for the Project, or their failure to give approvals and/or consents within the time periods set forth in the Progress Schedule, (ii) strikes, lockouts or other substantial labor disputes not caused by Contractor or its Subcontractors, (iii) fire, (iv) acts of God, (v) acts of the public enemy, (vi) unavailability of, or inability to obtain, labor or materials by reason of acts of any governmental body which affect the supply or availability of labor or materials, (vii) floods, (viii) rebellions, riots, insurrections or sabotage, (ix) subject to the provisions of ARTICLE 27 hereof, the acts or omissions of separate contractors, and (x) subject to the provisions of Section 14.3 hereof, suspension, stoppage or interruption of the Work ordered by Owner under Section 14.3 hereof; (xi) alterations and changes made by Owner, the Design Team, their agents or any governmental authorities to the Contract Documents; (xii) suspension, delay, disruption and/or acceleration of Contractor’s Work by Owner, its agents, any governmental authority, or any others, not the fault of Contractor; (xiii) unusually severe weather conditions not reasonably anticipated (based upon averages for local conditions over the last fifty (50) years as demonstrated in the records of the National Weather Service); (xiv) unusual delay in deliveries; (xv) other causes beyond Contractor’s reasonable control; (xvi) other causes which Owner determines may justify delay; (xvi) unreasonable delays by governmental authorities in scheduling inspections, conducting reviews or issuing approval (unless such delays should have been anticipated and could have been avoided by Contractor); (xvii) unavoidable material shortages; and (B) “Excusable Delays” shall be deemed to include only the Delays expressly set forth under items (i) and (xvii) under this Section 6.3(b).

(c) The parties agree that Excusable Delays shall be recognized and approved by Owner only if the same adversely impacts the critical path for the Substantial Completion of the Work contemplated under the Progress Schedule, and then only if (i) the delay or hindrance under consideration did not occur principally and predominantly by reason of any act or omission on the part of Contractor or its Subcontractors, and (ii) there were no acts or omissions on the part of Contractor or its Subcontractors that would have delayed the Work in the absence of the Excusable Delay under consideration. If Contractor wishes to make a claim for an extension of any Substantial Completion Date or any Final Completion Date by reason of an Excusable Delay or for reimbursements for actual and incremental General Conditions Costs by

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

reason of an Excusable Delay, Contractor shall give written notice to Owner of such claim within twenty-one (21) days after the occurrence of any Excusable Delay, which notice shall to the extent possible set forth, in detail, the nature of each Excusable Delay, the date or dates upon which each cause of delay began and ended, the estimated number of days of delay attributable to each such cause, an estimate of the General Conditions and Reimbursable Costs to be incurred and the action taken, or to be taken, by Contractor to minimize the period of delay and the probable effect of such delay on the progress of the Work. Such adjustment, if agreed upon by Owner shall be documented in a written Change Order. Contractor’s failure to comply with the aforesaid notice requirement shall entitle Owner to deny Contractor a requested extension of time and/or requested additional compensation.

6.4. In furtherance of the provisions of Sections 6.1, 6.2 and 6.3 hereof, Contractor shall include in all Subcontracts, whether for labor or materials or both, provisions entitling Contractor to terminate or cancel such Subcontract in the event of a breach thereof by the Subcontractor or any other occurrence or omission thereunder, other than an Excusable Delay, which would result in a delay in, or hindrance to, the timely progress of the Work or any portion thereof, it being expressly understood, however, that Contractor shall not exercise its aforesaid termination or cancellation rights without first obtaining Owner’s prior approval therefore.

6.5. (a) Contractor shall: (i) closely monitor compliance with the contract time set forth in the applicable Progress Schedule by it, its Subcontractors, and the Design Team; and (ii) notify Owner in writing promptly if it determines that any such missed date will lead to its inability to comply with the Progress Schedule. If Contractor so notifies Owner, or if, in the opinion of Owner reasonably exercised, Contractor or any of its Subcontractors fall behind in the Progress Schedule and/or fail to meet the date scheduled therein for Substantial Completion and/or Final Completion for any reason other than an Excusable Delay for which Contractor is entitled to receive an extension of time pursuant to Section 6.3 hereof, then, in such event, Contractor, at its sole cost and expense, shall take whatever steps that may be necessary to improve its progress and shall, if requested by Owner, within three (3) business days submit a written plan to demonstrate the manner in which the lost time will be regained.

(b) In addition to, and not in limitation of, the aforesaid requirement, if Contractor’s operational plans demonstrate that the lost time resulting from delays that are not Excusable Delays cannot be regained without the institution of overtime operations, then, in such event, Owner shall have the right to require Contractor, at Contractor’s sole cost and expense, to increase the number of men, the number of shifts, the days of work and/or, to the extent permitted by law, to perform any and all remaining Work (including Work to complete Punch List items) during hours other than regular business hours (including Saturdays, Sundays and holidays).

(c) If and to the extent that there are hindrances to the performance of the Work by reason of delays that are not Excusable Delays, then any and such additional cost or expense arising therefrom shall be the sole responsibility of Contractor and in such event, Owner may direct acceleration of the Work by means of overtime, additional crews or additional shifts or re-sequencing of the Work in order to regain any lost time and to maintain the Progress Schedule and Contractor agrees to perform the same at its sole cost and expense. It is also agreed that pending final resolution of any claim for time or adjustment of the Contract Price, Contractor shall proceed diligently with the performance of the Work.

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(d) Contractor will create and maintain a safety program that will, at a minimum, follow the requirements of this Agreement and comply with NRS Chapter 618 and NAC Chapter 618.

6.6. (a) At all times during the performance of the Work, Contractor shall keep driving lanes, extension roads and pedestrian access walkways located on or near the Project Site free from storage of equipment, building materials and dirt. In furtherance of the foregoing, Contractor shall maintain the Project Site in a safe, clean and orderly fashion, shall remove all major debris on a regular, but not less than weekly, basis (including debris that has accumulated on adjacent lands, parcels or streets as a result of Contractor’s operations at the Project Site, (it being understood that in no event shall the same be deemed a permission to store debris on any such adjacent lands, parcels or streets in the absence of a license or other agreement to do so) and shall store all equipment in a neat manner when not in use. In addition, on or before the applicable Substantial Completion Date of the portion of the Work under consideration, Contractor shall clear, or cause to be cleared, the Project Site of any debris, construction materials, rubbish, rubble, discarded equipment or spillage of solid waste, shall remove all tools, construction equipment, machinery and surplus materials, and shall maintain all such areas reasonably clean of such items until Final Completion of the portion of the Work under consideration. If the Project or the Project Site (including without limitation, any of the Existing Improvements) is injured or damaged by Contractor, or any of its Subcontractors, in the course of the performance of any of the Work or such clearing or removal, Contractor, at its sole cost and expense and without additional expense to Owner, promptly shall repair and restore, or cause the responsible Subcontractor to repair and restore, the portion thereof so damaged or injured to its condition immediately prior to such damage or injury in a manner satisfactory to Owner and Architect and any other appropriate members of the Design Team. If Contractor fails to undertake or cause the undertaking of the aforesaid cleaning, removal and repairs, then, in such event, Owner may, at Owner’s sole option, avail itself of any of the remedies provided in this Agreement and, subject to giving 24 hours’ prior written notice to Contractor, Owner also may perform, or cause to be performed, at Contractor’s sole cost and expense, the aforesaid cleaning, removal and repairs and, in such event, all expenses incurred by Owner in connection therewith, at Owner’s option, shall be reimbursed to Owner either (a) by Owner not paying Contractor monies then due or next becoming due from Owner to Contractor hereunder, or (b) by Contractor paying such amounts to Owner on demand, after rendition of a bill or statement therefor. Notwithstanding Owner's above-specified rights, Owner shall submit such claims to the applicable insurance carrier.

(b) Contractor will be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work, including safety of all persons and property during performance of the Work. This requirement will apply continuously throughout the course of the Work and will not be limited by normal Working hours. Contractor will take all reasonable precautions and safety measure, including those listed in the Construction Documents (which are presumably deemed reasonable), for the safety of, and will provide reasonable protection to prevent damage, injury or loss to:

(i) all employees providing the Work and all other persons who may be affected thereby;

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(ii) Owner’s property and all the Work and materials and equipment to be incorporated therein, whether in storage on or off the Project Site, under care, custody or control of Contractor or Contractor’s Subcontractors or sub-Subcontractors;

(iii) other property at the Project Site or adjacent thereto, including but not limited to, trees, shrubs, lawns, stairways, passageways, halls, walks, pavements, roadways, structures, systems, equipment and utilities not designed for removal, relocation, renovation, restoration, reconstruction or replacement in the course of construction; and

(iv) Owner, Owner’s concessionaires, Owner’s tenants and their property.

(c) Owner places, and requires Contractor to place the highest importance on health and safety during performance of the Work. Contractor will, at all locations where Work is to be performed, comply at its own expense with all Applicable Laws pertaining to health and safety. Contractor will also ensure that all of its employees and Subcontractors are made aware of all safety, fire and health requirements and regulations applicable to the Work to be performed pursuant to the Construction Documents. Contractor will erect and maintain, as required by existing conditions and progress of the Work, all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying parties that may be affected by the Work.

(d) Contractor will erect and maintain, as required by existing conditions and progress of the Work, all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying Owner, Owner’s concessionaires and tenants and users of adjacent properties. Contractor will at all times conduct the Work to ensure the protection of persons and property, to minimize interference with the daily operations of occupied portions of the Existing Improvements or adjacent buildings and businesses, and to minimize inconvenience to the general public, Owner, Owner’s guests, licensees and invitees to the Existing Improvements.

(e) When use or storage of explosives or other hazardous materials or equipment or utilization of unusual methods is necessary for execution of the Work, Contractor will exercise utmost care and carry on such activities under supervision of properly qualified personnel.

(f) Contractor will designate a responsible member and a secondary person of its organization at the Project Site whose duty will be the prevention of accidents and the enforcement of safety codes and regulations. This person will not be Contractor’s superintendent unless otherwise approved in writing by Owner.

(g) Contractor will promptly report in writing to Owner all accidents whatsoever and any significant or unusual events arising out of, or in connection with the performance of the Work, whether on, or adjacent to the Project Site. Such report will give full detail of the accident or event, names and statements of witnesses (if any), and Contractor’s evaluation of the results or effects of such accident or event. If death, serious injuries, or serious property damage is caused by such accident or event, Contractor will have the additional duty to immediately report the accident or event to Owner via telephone or messenger.

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(h) Contractor will furnish its employees, Subcontractors and sub-Subcontractors with distinctive, visible identification badges that will be worn by all Contractors’ employees, Subcontractors and sub-Subcontractors when on Owner’s property. Insofar as practicable, Contractor will require employees, Subcontractors and sub-Subcontractors to use access points approved by Owner to enter and exit the Project Site. Contractor will require all guests and visitors to the Project Site to secure a permit from Contractor to enter the Project Site and to log in and out of the Project Site and Contractor shall retain the permit at the time of log out. Contractor will require all guests and visitors on the Project Site to wear approved “hard hats”, steel toed boots, and any other safety equipment which is necessary to ensure guest’s or visitor’s safety at the Project Site. Contractor will monitor and document the ingress and egress of visitors via a visitors log in and out of the Project Site.

(i) In any emergency affecting the safety of persons or property, Contractor will act, in accordance with the Construction Documents, to prevent a threatened damage, injury or loss and immediately notify Owner of such emergency. In the case of any emergency, Contractor will make emergency first aid and related services available, to the extent possible, for all persons on the Project Site. Nothing contained herein will be construed as imposing any duty upon Owner to provide emergency first aid treatment or related services to Contractor’s employees.

(j) Contractor shall not load or permit any part of the Work or Project Site to be loaded so as to endanger its safety.

(k) If required by Clark County, Contractor will hire, at its cost and expense, off-duty, uniformed County police officers to control public vehicular traffic, other than the construction traffic, during periods of deliveries, construction vehicles entering and leaving the Project Site and during periods of material off-loading.

(l) If Owner requests Contractor to provide safeguards not currently in use at the Project Site but considered by Owner to be necessary, whether or not required by statute, ordinance, regulation or rule, and if Contractor fails to provide the requested safeguards within a reasonable time, Owner may provide the safeguards at Contractor’s expense. Neither such a request for safeguards nor the provision of such safeguards by Owner will relieve Contractor of its sole responsibility to maintain safe and efficient Working conditions at all locations where the Work is to be performed.

(m) When required by Applicable Law or for the safety of the Work or by the Construction Documents, Contractor will shore up, brace, underpin and protect foundations and other portions of the existing structures that are in any way affected by the Work.

(n) Contractor will at all times confine and conduct its Work so as to ensure the protection of persons and property and the least possible interference with the utilities and the daily operation of the building and adjacent businesses and the least possible inconvenience to the general public and tenants, guests, licensees and invitees of the building.

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(o) When an injured Worker is released to return to Work with or without restrictions (i.e. light duty or modified duty), Contractor may agree to accept the Worker back to Work at this Project provided there is an opportunity or position.

(p) Contractor will provide to Owner or its designee, fourteen (14) days prior to the start of Work a the Project Site, a list of all Hazardous Materials and material safety data sheets (MSDS) for Hazardous Materials that Contractor and its Subcontractors will use in the performance of the Work at the Project Site. Storage requirements and personal protective requirements will apply to such products.

(q) Contractor supervisors and all Subcontractor supervisors will attend monthly supervisor’s meetings at which safety requirements will be addressed.

6.7. Prior to Substantial Completion of the portion of the Work under consideration and provided the same is consented to by any insurer required under this Agreement and authorized by any Governmental Authority having jurisdiction over the Work, Owner or Owner’s designees shall have the right to gain access to, use or occupy all or any portion of the Project to install equipment or otherwise perform work, or to make determinations as to the desirability of acquiring or renting any space, provided, that such access, use and occupancy shall not materially interfere with Contractor’s performance of its obligations hereunder, and, provided, further, that Owner or Owner’s designees, as the case may be, shall be liable for any personal injuries to, or death of, any persons and for property damage, to the extent the same is caused by the negligence of Owner or Owner’s designees, as the case may be, in connection with their aforesaid use or occupancy of the Project. Such partial occupancy or use may commence provided Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance. Such use or occupancy by Owner or Owner’s designees shall not (a) constitute acceptance by Owner of any element of the Work or the space, systems, materials or equipment incorporated into the Project, except as otherwise provided in Section (b)(ii) hereof, (b) be construed as a waiver of any right or claim by Owner in connection with any such Work, or (c) affect the obligations of Contractor or any Subcontractor for any such Work which is not in accordance with this Agreement, the respective Subcontracts or the Contract Documents (including, without limitation, Contractor’s and Subcontractors’ warranty obligation to correct defective Work or Work found to be not in strict accordance with the Contract Documents, as set forth in Section 7.3(a) and (b) hereof). Contractor shall continue performance of the Work in a manner which shall not unreasonably interfere with the aforesaid access, use and occupancy by Owner or Owner’s designees. Contractor agrees that unless Owner’s occupancy would interfere with the orderly progress of the Work.

6.8. In the performance of its Work, Contractor shall have priority over Owner and Owner’s designees. Notwithstanding the foregoing, Owner and Owner’s designees which use and occupy portions of the Project prior to Substantial Completion of any portion of the Work in compliance with the provisions of Section 6.7 hereof, shall have reasonable access to the entrances, elevators, loading facilities and such other services as Contractor shall be using or providing to the Project, but only to the extent that such access does not unreasonably interfere with the orderly progress of the Work. Such right of access shall be subject to the rules of Contractor, which rules (a) shall be for the sole purpose of coordinating such access, and for observing all safety and precautionary measures, and (b) shall not unreasonably hinder or prohibit such access.

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ARTICLE 7.

CONTRACTOR’S WORK AND WARRANTY

7.1. Pre-Construction Phase/Pre-Development Work. To the extent that Owner requests and Contractor performs any incidental design services, value engineering, construction consulting with members of the Design Team and/or Consultants, Owner acknowledges that such services are advisory and are not professional design services. Owner will, with due diligence, refer such questions, matters and inquiries to the Design Team and/or Consultants, and Contractor shall have no liability to Owner or Design Team and/or Consultants for such services requested by Owner and rendered hereunder.

Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering. Contractor shall not be required to provide professional services in violation of applicable laws, statutes, ordinances, building codes, and rules and regulations. Contractor shall be entitled to rely on the accuracy and completeness of the Contract Documents, as well as the compliance of such documents with applicable laws, statutes, ordinances, building codes, and rules and regulations. Contractor shall not be responsible for the adequacy of the performance or design criteria required by the Contract Documents, nor shall Contractor be responsible for any errors or omissions in the Contract Documents, and Contractor’s Work under the Agreement should not be considered an assumption by Contractor of responsibility for the Contract Documents.

Contractor agrees that during the pre-construction phase of the Work (the “Pre-Construction Phase”) it shall perform the following Pre-Construction Services (“Pre-Construction Services”):

(a) Consult with Owner and Architect (and, if requested by Owner, consult with such members of the Design Team and/or Consultants, Owner may designate) to ascertain Owner’s needs and goals and the requirements of the Work; and, in consultation and cooperation with Owner and Architect (and, if requested by Owner, in consultation and cooperation with such members of Owner’s management and such members of the Design Team and Consultants as may be appropriate), review the plans, drawings and other design documents, and any supplements, revisions or amendments thereto, developed by the Design Team, comment to Owner on the same and throughout the design process perform and submit in writing a “Program Audit” (in the form acceptable to Owner) of any Construction Document submissions, which written report shall address and highlight the impact of any changes.

(b) Thoroughly review all preliminary plans and specifications for the Project and all revisions and additions thereto, and, in consultation with the Design Team prepare and submit to Owner preliminary budgets, to be in such form and contain such detail as Owner may require; such preliminary budgets shall be revised as often as Owner may reasonably require to reflect Owner’s needs and goals and the requirements of the Work;

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(c) In consultation with Owner and the appropriate members of the Design Team (and, if requested by Owner, in consultation with such Consultants as Owner may designate) and as expeditiously as is required for the orderly and timely completion of the Work (including any Work pursuant to a Work Authorization), prepare and submit to Owner, for its review and approval, and to the appropriate members of the Design Team (and, as applicable, Consultants designated by Owner), for their review and comments, a fully detailed progress schedule for the performance of Work (including any Work pursuant to each Work Authorization), which project schedule, in addition to incorporating the matters set forth in items (i) and (ii) below, shall (1) be fully coordinated and integrated with the time requirements set forth in the progress schedules prepared by the Design Team members and Owner, including the time requirements relating to the Pre-Construction Phase, each Work Authorization as well as future Work Authorizations and preparation of the Construction Documents, (2) specifically identify the schedule for the performance of each component of the Project and fully coordinate such Work, (3) incorporate any time requirements established in this Agreement, (4) specifically identify and incorporate the target or other milestone dates for the delivery of various components of the subject Work Authorization, and (5) incorporate such modifications as Owner may reasonably request. Each progress schedule shall set forth in detail (i) a construction time schedule for the performance of the subject Work Authorization identifying all major and critical components for the expeditious and practicable performance of the entire Work of such Work Authorization, including all major and critical design details; the time requirements required to be adhered to by the Design Team in their preparation of such Work Authorization (with allowance time for required approvals); the dates for Contractor’s submissions to, and approvals from, Governmental Authorities having jurisdiction over the Project; the dates for submission and approval of all Shop Drawings and other submittals; the dates for the commencement and completion of such Work Authorization (including all milestone and interim dates) applicable to the Work; the dates for inspections; and the dates for start-up, testing and completion of the different components of the Work Authorization Work in question (including “Punch List” items) and all matters relating to Subcontractors and Subcontract awards, and (ii) incorporate the information described below. Upon Owner’s approval of the applicable progress schedule prepared by Contractor, the same shall be deemed the “Progress Schedule” for the Work (included in any Work Authorization) which shall not be changed, amended, modified or extended without Owner’s prior written approval in each instance;

(d) Prepare, for Owner’s review and approval, a construction phasing plan setting forth the critical and milestone dates for each Work Authorization;

(e) (i) Since the Contract Documents are complementary, before starting each portion of the Work, Contractor shall review the various drawings and other Contract Documents relative to that portion of the Work, as well as the information furnished by Owner and the Design Team, shall take field assessments of any existing conditions related to that portion of the Work and shall observe any conditions at the Project Site affecting it. These obligations are for the purpose of facilitating construction by Contractor and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents, however, any errors, inconsistencies or omissions discovered by Contractor shall be reported promptly to Architect as a request for information in such form as Architect may require.

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(ii) Any design errors or omissions noted by Contractor during this review shall be reported promptly to Owner and Architect, but it is recognized that Contractor’s review is made in Contractor’s capacity as a contractor and not as a licensed design professional unless otherwise specifically provided in the Contract Documents. Contractor is not required to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes and rules and regulations, but any non-conformity discovered by or made known to Contractor shall be reported promptly to Owner and Architect.

(iii) If Contractor believes that additional cost or time is involved because of clarifications or instructions issued by Architect in response to Contractor’s notices or requests for information pursuant to subsection (e)(i) and (e)(ii), Contractor may request a Change Order pursuant to ARTICLE 23. If Contractor fails to perform the obligations of subsections (e)(i) and (e)(ii), Contractor shall pay such costs to Owner as would have been avoided if Contractor had performed such obligations. Contractor shall not be liable to Owner for damages resulting from errors, inconsistencies or omissions in the Contract Documents or for differences between field measurements or conditions and the Contract Documents unless Contractor recognized or should have recognized such error, inconsistency, omission or difference and knowingly failed to report it to Architect.

(f) Examine all Construction Documents prepared by the Design Team which are to be filed with Governmental Authorities; and file any and all such documents, arrange for all necessary expediting services that may be required to obtain all necessary permits or other approvals of such Governmental Authorities, and obtain the same;

(g) Provide Owner with not less than four (4) sets of hard copies and (4) sets of CD ROMS, labeled and identified by transmittal, of (i) all documents filed with, and (ii) all Project Approvals issued by, Governmental Authorities;

(h) Consult with and advise Owner and the appropriate members of the Design Team concerning all materials, equipment, and major design, and construction elements to be incorporated into the Work, taking into consideration costs, availability, lead time for ordering materials, speed and feasibility of construction and maintenance;

(i) Review preliminary estimates, if any, prepared by the Design Team and Consultants with respect to the proposed and anticipated costs of the Work and attend any meetings required by Owner to reconcile any differences between such cost projections and the information contained in the latest preliminary budgets furnished to Owner; and assist in revising such cost projections and preliminary budgets to reflect any adjustments required to meet Owner’s budgetary needs and goals;

(j) In consultation with the Design Team, update the latest construction cost estimate approved by Owner for Work (including Work Authorizations) (which updated estimate, from and after the same is approved by Owner shall be deemed the “Construction Budget”), setting forth in such manner and detail as Owner may require, all anticipated costs of the Work (including any Work Authorizations) for (i) all Subcontractors performing labor or furnishing materials under Subcontracts, on a trade-by-trade and unit cost basis, (ii) all of Contractor’s field personnel and labor (including the number of people in each category which Contractor expects

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

to utilize during each month of the Construction Phase) referred to in subsection (a)(i) hereof, (iii) Work Reimbursables and all General Conditions Costs, broken down on an itemized, line item basis and (iv) all other projected Reimbursable Costs (in addition to Subcontract Costs). Contractor will provide to Owner a monthly cash flow analyses that Owner will utilize in Owner’s financial planning for all Costs of the Work, including those attributable to each Work Authorization, and Contractor agrees that such information will be accurate and provided in a timely manner and that, to the extent possible given the state of the Construction Documents at the time, will be held to the highest standards of care in providing such cash flow analysis;

(k) Update as required, but not less often than monthly, the Construction Budget in order to keep Owner apprised, at all times, of the financial condition and cash outlay requirements of the various components of the Project, which updated Construction Budget shall include increases or decreases in the costs and shall be accompanied by a list of pending or anticipated items not yet approved, identifying all estimated cost increases or decreases associated with such pending items;

(l) Continuously review the Construction Documents as they are being prepared and make recommendations to Owner (and make recommendations to the appropriate members of the Design Team) with respect to the following:

(i) the availability of labor, materials and supplies;

(ii) elimination of possible conflicts and/or overlapping jurisdictions among the various trades or overlapping responsibilities among Subcontractors;

(iii) discrepancies and deficiencies in the Construction Documents, or between the Construction Documents and existing conditions at the Project Site;

(iv) conduct of construction operations under good construction practices;

(v) costs of labor, supplies, materials and equipment to be used in the performance of the Work;

(vi) unit prices and alternates;

(vii) required temporary support facilities;

(viii) construction detailing; and

(ix) construction economies through alternative methods (including value engineering), materials, or concepts, consistent with Owner’s requirements and sound construction practice;

(m) (i) Establish, implement and observe all safety, health and environmental protection measures during performance of the Work, consistent with the requirements of (x) the Williams-Steiger Occupational Safety and Health Act of 1970, as the same may be amended from time to time and other Applicable Laws, (y) NRS Chapter 618, Nevada Administrative Code Chapter 618 as they may be amended from time to time (if a “wrap up” insurance program

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

is established, Contractor will be required to comply with NRS 616B.725 Safety Requirements for “Consolidated Insurance Programs”) and (z) the Contract Documents; (ii) prepare or, as appropriate, assist in the preparation of all site safety plans as required by Owner’s insurance carrier; (iii) submit to Owner, and periodically update, as necessary, appropriate or may be required, safety plans for the Project, showing the manner in which the aforesaid measures are implemented; (iv) consult with Owner and its fire protection planning Consultant regarding any fire safety plans to be developed for the Project for its approval; and (v) designate a responsible person or persons of Contractor’s organization or an independent person or persons from another firm or organization, as appropriate, whose duty shall be the prevention of accidents. The performance of such services by Contractor shall not relieve it or any of its Subcontractors of their respective responsibilities for the safety of persons and property in compliance with this Agreement and all Applicable Laws;

(n) In consultation with Owner and the Design Team, develop a Project Site construction plan indicating location of fences, site access, cranes (including but not limited to, NRS 618 and NAC 618 requirements applicable to cranes), hoists, equipment storage areas, trailer locations, parking areas, pedestrian protection and means of mobilization of men and materials at the Project, including the schedule for installation and removal; and prepare and submit to Owner, for its review and approval, a site logistics plan;

(o) Advise and make recommendations to Owner and the Design Team regarding the best order and sequence for the development of the Construction Documents; and regarding the division of the Work in the Construction Documents to facilitate bidding and the award of separate contracts to the various trades;

(p) Maintain written records (and electronic copies) of all communications with, and recommendations made to, the Design Team and Consultants and their responses thereto, make the same available for inspection by Owner at all times and promptly furnish to Owner copies of all correspondence between Contractor and the Design Team and Consultants relative to the Work by means of electronic mail or copies;

(q) Consult with Owner (and, if requested by Owner, consult with the appropriate members of the Design Team) regarding, and obtain Owner’s approval of, at least three (3) prospective subcontractors for each trade (including any trades that Contractor plans to self perform) to be included on the bid list (the “Bid List”) and conduct informal pre-bid meetings with any or all bidders of each trade designated by Owner for the purpose of explaining the scope of the Work;

(r) In the presence of Owner and with its full participation, negotiate the most favorable price terms of each Subcontract (which shall be in the form attached hereto as Exhibit “I”), including, without limitation, the maximum savings to be realized by Owner under the Owner Controlled Insurance Program, consistent with Owner’s goals for the Project and subject to the approval of Owner; and recommend to Owner the awarding of Subcontracts in accordance with the Subcontract Approval Letter attached hereto as Exhibit “B”;

(s) Immediately prior to the award of Subcontracts approved by Owner meet with, Owner (and, if requested by Owner, meet with the appropriate members of the Design Team) to discuss any adjustments to be made to the Construction Budget, taking into account the budgetary constraints specified by Owner;

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(t) Upon Owner’s request, pre-purchase and as Owner’s agent, or assist Owner to pre-purchase any long-lead materials and/or equipment to be incorporated in the Work and, when appropriate, provide assistance to Owner in having any contracts, purchase orders or other agreements executed in connection with such pre-purchased materials and/or equipment assigned to the appropriate Subcontractors;

(u) Meet with Owner and its insurance Consultants to discuss, and make determinations regarding, the development and implementation of an effective risk management program for the Project, including Owner’s insurance package for the Project (which Owner has elected to effect under an OCIP policy or policies); and consult with Owner during the Pre-Construction Phase and throughout the subsequent development of the Project on any elements of such package which Contractor believes Owner should further consider with its insurance Consultants; and

(v) If and when requested by Owner, attend and participate in meetings or presentations made to Lender, Governmental Authorities or any other persons or entities designated by Owner relative to any aspect of the Project.

Contractor agrees to perform such other and additional services, prepare such other schedules, reports, budgets and other technical data, and attend such meetings during the Pre-Construction Phase for the Project as Owner may request in order to assist in the preparation of the Construction Documents, cost estimates, updated Progress Schedule, updated Construction Budget (with appropriate cash flow analysis), and any other documents and instruments relative to the Work, to the end that Substantial Completion and Final Completion for the Work may be brought and maintained within the budgetary and time requirements agreed to by Owner and Contractor.

7.2. Construction Phase. Contractor agrees that during the Pre-Construction Phase and in connection with the performance of the Work (inclusive of each Work Authorization) during the Construction Phase (the “Construction Phase”), which shall commence as set forth in the applicable Progress Schedule and shall terminate on the date of Final Completion of the Work (including any “Work Authorization”), it shall perform the following services:

(a) Establish procedures for the orderly and expeditious performance and Substantial Completion and Final Completion of the Work (inclusive of each Work Authorization) in accordance with the terms of this Agreement; perform, or cause to be performed, all Work necessary in connection therewith; establish procedures for administration of Subcontracts; maintain coordination among Subcontractors; and keep a monthly inventory of all major items that may be susceptible to being stolen, including, without limitation, such items as computers;

(b) Prepare Project Site organization and lines of authority in order to carry out the Work on a coordinated basis;

(c) Organize staff and assign personnel to various areas to provide a positive and efficient means by which all Work may be controlled, coordinated and expedited;

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(d) Update monthly, or more frequently if requested by Owner, in consultation with Owner, and submit to Owner for its approval, the Construction Budget, and make such adjustments thereto, including adjustments by reason of approved Change Orders, Construction Directives (including potential cost impacts), and Field Orders, as Owner may deem appropriate, to keep Owner currently informed as to the anticipated aggregate Costs of the Work; it being expressly understood and agreed that Contractor shall not furnish any cost data or other financial information to any third parties (including the members of the Design Team and Consultants) without Owner’s prior written approval in each instance;

(e) Require submission of, and review, progress schedules of Subcontractors and make adjustments to such schedules as appropriate so as to continue the expeditious Substantial Completion and Final Completion of the Work (included in any Work Authorization) within the time periods set forth in the applicable Progress Schedule; and promptly advise Owner of any potential delays to the Work;

(f) Except as otherwise provided in ARTICLE 23 hereof, obtain Owner’s written approval of any changes in the Work and any approvals or other documents necessary in connection therewith;

(g) Conduct necessary job and coordination meetings, which job meetings shall be held not less often than weekly and which coordination meetings shall be held as required; attend all such meetings; and notify Owner at least forty-eight (48) hours in advance of any meetings at which attendance by Owner or any members of the Design Team is required or desirable;

(h) Prepare detailed written-minutes of each job and coordination meeting and furnish copies thereof to Owner (and, as applicable, to appropriate members of the Design Team) within forty-eight (48) hours of any such meeting, organized for specific action items;

(i) Prepare and maintain an on-Project Site record, communication and sample keeping system, including a current set of the Construction Documents, which reflect all changes in the Work necessitated by reason of Change Orders, Construction Directives, Field Orders and Field Clarification Memoranda; progress schedules; progress photos taken not less often than once every month; daily manpower breakdowns; Shop Drawing logs; material lists; records of all pertinent communications with, and recommendations made to, the Design Team and the Design Team’s responses thereto, and daily reports recording manpower breakdowns on a trade-by-trade basis with a description of the Work being performed each day by each trade, equipment and material deliveries, visitors, special occurrences, weather conditions, and other Work related information, make such on Project records available for inspection to Owner (and, if requested by Owner, to the appropriate members of the Design Team) and deliver, daily, to Owner, a copy of the daily reports. In addition, copies of all correspondence pertaining to the Work shall be maintained by Contractor and shall be made available to Owner upon request;

(j) Prepare or, as appropriate, assist in the preparation of an “as-built” foundation plan, showing all footings, mats, foundations and shear walls up to the street grade elevation;

(k) Submit to Owner each month a “Job Progress Report”, which shall describe the following: (i) the financial condition of the Work, including Subcontract awards, Project

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modifications, anticipated cost summary, Change Order summary and projected cash flow; (ii) construction status, including an updated Progress Schedule with projected critical dates compared with original milestone dates, status of job progress to date, current Work activity, projected Work activity for the following month, job progress photos and status of materials required; and (iii) drawing status, including status of drawing schedules, status of “Shop Drawings”, “Shop Drawing Schedules”, status of Coordination Drawings, Coordination Drawing routing schedules and coordination meeting minutes;

(l) Obtain from Subcontractors, assemble and review, brochures, guarantees, certificates of compliance, attic stock, operation and maintenance manuals and other agreements and instruments; and review and comment on their form and any inconsistencies between any of the foregoing and the Contract Documents;

(m) In cooperation with Architect (and any other appropriate members of the Design Team), obtain, process, review, approve, reject and take other appropriate action with respect to Shop Drawings, Product Data and Samples (as defined below), for compliance with the Construction Documents as follows:

(i) Promptly following the commencement of the Work, Contractor, in full cooperation with Owner and Architect (and any other appropriate members of the Design Team), shall prepare a list of and schedule for all Shop Drawings (the “Shop Drawing Schedule”). Such Shop Drawing Schedule shall (i) be broken down by items of Work, (ii) set forth all Shop Drawings that are to be submitted, (iii) indicate the dates by which all such Shop Drawings shall be prepared, submitted, reviewed and approved by both Contractor and the appropriate members of the Design Team, as to which dates time is of the essence, and (iv) be based upon and coordinated with the Progress Schedule approved by Owner for the performance of the Work. A copy of the Shop Drawing Schedule shall be promptly forwarded to Owner for its records.

(ii) Prior to submitting the same to Architect (for itself and for distribution to the other appropriate members of the Design Team), Contractor shall (1) carefully review all Shop Drawings to ensure that they are fully coordinated and complete; (2) verify all materials, field measurements and field construction criteria related thereto; (3) check the Shop Drawing for complete dimensional accuracy; (4) check to insure that the Work contiguous with and having bearing on the Work shown on any such Shop Drawing is accurately and clearly shown; (5) check the Shop Drawing against composite drawings; (6) verify that all equipment will fit into the assigned spaces; (7) coordinate the information contained within such Shop Drawing with the requirements of the Work and the Construction Documents; (8) report to Owner and to the appropriate members of the Design Team any inconsistencies between any such Shop Drawing and the Construction Documents; (9) if necessary, assist the appropriate members of the Design Team in reconciling any such inconsistencies; and (10) mark and sign the Shop Drawing as “Approved” or “Approved as Noted”.

(iii) “Shop Drawing Process”

(1) Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(2) Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by Contractor to illustrate materials or equipment for some portion of the Work.

(3) Samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

(4) Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Contract Documents the way by which Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents. Review by Architect will be taken in such reasonable promptness as to cause no delay to the Project. Informational submittals upon which Architect is not expected to take responsive action may be so identified in the Contract Documents. Submittals which are not required by the Contract Documents may be returned by Architect without action.

(5) Contractor shall review for compliance with the Contract Documents, approve and submit to Architect Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of Owner or of separate contractors. Submittals which are not marked as reviewed for compliance with the Contract Documents and approved by Contractor may be returned by Architect without action.

(6) By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, Contractor represents that Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

(7) Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by Architect.

(8) The Work shall be in accordance with approved submittals except that Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by Architect's approval of Shop Drawings, Product Data, Samples or similar submittals unless Contractor has specifically informed Architect in writing of such deviation at the time of submittal and Architect has given specific written approval to the specific deviation as a Change Order or Construction Directive has been issued authorizing the deviation. Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by Architect's approval thereof.

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(9) Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by Architect on previous submittals. In the absence of such written notice Architect's approval of a resubmission shall not apply to such revisions.

(10) Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Work or unless Contractor needs to provide such services in order to carry out Contractor's responsibilities for construction means, methods, techniques, sequences and procedures. Contractor shall not be required to provide professional services in violation of applicable law. If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of Contractor by the Contract Documents, Owner and Architect will specify all performance and design criteria that such services must satisfy. Contractor shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional’s written approval when submitted to Architect. Owner and Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals, provided Owner and Architect have specified to Contractor all performance and design criteria that such services must satisfy. Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. Contractor shall not be responsible for the adequacy of the performance or design criteria required by the Contract Documents.

(n) Inspect and coordinate the work of all Subcontractors, enforce the terms of their respective Subcontracts and enforce strict discipline and good order among all Subcontractors to the end that the Work may be performed strictly in accordance with the terms of such Subcontracts and the Contract Documents. In connection with the foregoing, Contractor shall (i) require any Subcontractor to stop the performance of any Work which does not comply with the requirements of its respective Subcontract, the Contract Documents, or recognized trade standards; (ii) reject and correct, or cause to be corrected, those portions of the Work which do not conform to the requirements of the applicable Subcontract, the Contract Documents, or recognized trade standards; (iii) inspect all materials, supplies and equipment delivered or installed in connection with, or pursuant to, any Subcontract to insure that the same are in compliance with the requirements of the applicable Subcontract, the Contract Documents, or recognized trade standards and reject and require replacement of all non-conforming materials, supplies and equipment; (iv) require any Subcontractor who is falling behind in the Progress Schedule to accelerate its work at its own cost and expense; and (v) not employ on the Work any person or Subcontractor unfit for or unskilled in the assigned task and, subject to Owner’s prior approval, remove such unfit or unskilled employee or such Subcontractor from the Project Site and/or the Project;

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(o) Arrange for all cutting, fitting or patching that may be required to complete the Work or to make its several parts fit together properly;

(p) Resolve disputes between Subcontractors relative to the performance of their work or the furnishing of materials, supplies or equipment in connection with the Work;

(q) Arrange for the storage of all materials, supplies, systems and equipment provided in connection with the performance of the Work;

(r) Maintain the Project Site in a safe and orderly fashion and provide Project Site clean-up of the Work on a regular basis during the course of construction;

(s) Cooperate with Owner’s security services to safeguard Owner’s property and the Work;

(t) Enforce the implementation of necessary safety, health and environmental protection measures as well as measures required by Owner’s OCIP carrier (as required under ARTICLE 7 hereof) during the performance of the Work, which shall include, without limitation, the erection and maintenance of all reasonable safeguards and the posting of danger signs and other warnings against hazards, conduct inspections and require that all Subcontractors comply with all Federal, State and local safety, health, equal opportunity and affirmative action, environmental protection and other requirements of Applicable Laws as well as all necessary safety, health and environmental protection measures as provided therein; and ensure compliance by all Subcontractors with any fire safety plans developed for the Project;

(u) Prepare all Requisitions; determine, prior to the submission of each Requisition, whether and to what extent the sums requested therein are due and payable; and certify the same to Owner, and, if applicable, Lender;

(v) Make recommendations with respect to any changes Contractor may consider necessary or desirable in connection with the Work; it being understood and agreed that, except as otherwise provided in Sections 23.7 and 23.8 hereof, no changes may be made in connection with the Work without the prior written approval of Owner;

(w) Issue to Subcontractors (i) all Change Orders approved by Owner, and (ii) all Field Orders, Construction Directives and Field Clarification Memoranda in the manner and in accordance with the provisions set forth in ARTICLE 23 hereof;

(x) With respect to portions of the Work to be performed pursuant to a Change Order, or a Field Order, or Construction Directive on a time and material, unit-cost or other similar basis, keep and require the keeping of records and computations thereof, promptly deliver a copy thereof to Owner, and maintain accurate cost accounting records;

(y) Review all Subcontractors’ insurance documents to assure compliance with the provisions of their respective Subcontracts and the requirements set forth in Owner’s OCIP Exhibit “F-1” hereof;

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(z) (i) Assist Owner and the Design Team in determining when Substantial Completion of the Work (including each Work Authorization) has taken place; (ii) subsequent thereto, assist them in the preparation of a list of incomplete or unsatisfactory Work (the “Punch List”); and (iii) perform or cause to be performed, and supervise all work necessary to complete the items set forth on the Punch List on or before the applicable Final Completion Date; provided, however, that failure to include any element of the Work on such Punch List shall not alter the responsibility of Contractor to complete the Work in accordance with the Contract Documents; and subsequent to the completion of all items set forth on the Punch List and any other unfinished portions of the Work, provide written notice to Owner and the Design Team that the Work (including each Work Authorization) has reached the stage of Final Completion and is ready for final inspection;

(aa) Assist Owner’s maintenance personnel in the initial start-up, testing and operation of the Work and all systems comprising a portion of the same, as well as the training of personnel;

(bb) Prior to making final payment under any Subcontract, (i) prepare a Subcontract status summary indicating its financial status, complete with a summary of all approved Change Orders and payments made to date and (ii) secure and deliver to Owner all required guarantees, affidavits, releases of liens, waivers, certificates, consent of any surety to final payment, “as-built” drawings, attic stock, maintenance manuals, operating instructions and other documents required to be delivered under this Agreement in connection with the Work in the form required by Owner; and Contractor shall provide a full set of as-built shop drawings in CADD format of all structural, MEP, Lighting, Low Voltage & Audio, Fire Suppression, Fire-Life Safety, and Security Systems. In addition to 4 hard sets, 4 complete CD ROM sets shall be provided.

(cc) Secure and deliver to Owner all governmental consents, permits, approvals, sign-offs, licenses and permits customarily obtained by a construction manager/general contractor performing services and functions similar to the services and functions being performed by Contractor hereunder; it being expressly understood that the making of final payment by Owner to Contractor hereunder shall be conditional upon the deliverance by Contractor of the foregoing to Owner.

Notwithstanding the division of Contractor’s Work into the Pre-Construction and Construction Phases as provided in this ARTICLE 7, Contractor understands and agrees that portions of the Work to be performed by Contractor in the Pre-Construction Phase may overlap and be combined with portions of the Work to be performed in the Construction Phase.

7.3. Warranty

(a) Contractor warrants to Owner that materials and equipment furnished under the Agreement will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted, and that the Work will conform to the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved, may be considered defective. Contractor’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by Contractor, improper or insufficient maintenance, improper

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

operation, or normal wear and tear in normal usage. If required by Architect, Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment. Except as otherwise specifically provided in this Agreement, Contractor makes no additional warranties, whether express or implied, and the Contractor disclaims any other warranties.

(b) Contractor hereby guarantees all Work for a period of one (1) year, or such longer period of time as may be prescribed by law, the terms of any special warranty required by the Contract Documents or the terms of any Subcontract, manufacturer specification, purchase order, operating manual, equipment description, or any other document or instrument addressing warranty obligations, commencing on the earlier of (i) the date of Substantial Completion of the Work (including each Work Authorization), as the case may be, or (ii) should any portion of such Work be placed into full and permanent operation, use and occupancy and provided, that Owner shall be satisfied that all interrelated systems, equipment or other components of Work that may affect such portion of the Work shall have been fully completed and operational and Owner shall have accepted such portion of the Work and such interrelated items of Work for such purposes, then, in such event, with respect to such portion of the Work, the date of the commencement of such operation, use, occupancy and acceptance, or (iii) should this Agreement be sooner terminated by Owner or Contractor, the effective date of such termination. In the event the Work or any portion thereof is found defective or not in accordance with the Contract Documents within such time periods, Contractor shall correct it or cause it to be corrected promptly after written notice from Owner to do so unless Owner has previously given written acceptance of such condition. Owner shall give such written notice promptly after discovery of the same. This warranty shall not be voided, reduced, limited or otherwise impaired by Owner’s or its designees’ use, occupancy, installation or performance of other work set forth in Sections 6.7 and 6.8 hereof and (iv) Contractor warrants that in case of emergencies, Contractor, within twenty-four (24) hours of notice (verbal or written) shall diligently and continuously pursue any necessary repairs or replacements of defects until corrected and will restore the Work to the condition required by the Contract Documents. Contractor shall also restore both surface and subsurface, both collateral and primary conditions disturbed during warranty work to their prior state.

(c) Nothing contained in subparagraph (b) of this Section 7.3 shall be construed to establish a period of limitation with respect to any other obligation which Contractor might have under the Contract Documents (including subparagraph (a) of this Section 7.3) or otherwise at law. The establishment of the time periods noted in subparagraph (b) of this Section 7.3 or such longer period of time as may be prescribed by law or by the terms of any warranty required by the Contract Documents, the terms of any Subcontract, manufacturer specification, purchase order, operating manual, equipment description or any other document or instrument addressing warranty obligations, relates only the specific obligation of Contractor to correct the Work, and has no relationship to the time within which Contractor’s obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Contractor’s liability with respect to Contractor’s obligations other than specifically to correct the Work.

(d) Anything contained in this ARTICLE 7 or elsewhere herein to the contrary notwithstanding, the parties expressly agree that, if and to the extent defective or non-conforming Work shall be observed by Owner or the Design Team within the warranty period

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established under subsection (b) above, then, in such event, any applicable statute of limitations between Owner and Contractor relative to such Work shall commence to run and any alleged cause of action shall be deemed to have accrued upon the expiration of the one-year warranty period set forth in the provisions of said subsection (b) hereof. Owner shall give notice to Contractor promptly after Owner’s actual discovery of the defective or non-conforming Work. During the one (1) year warranty period, if Owner fails to notify Contractor and give Contractor an opportunity to make the correction, Owner waives the rights to require correction by Contractor and to make a claim for breach of warranty as to such defect or non-conforming item.

(e) An OCIP Notice of Work Completion form shall be completed by Contractor as a part of the punch list for each portion of the Work.

ARTICLE 8.

SUBCONTRACTING OF THE WORK

8.1. (a) Unless otherwise agreed upon in writing by Owner, all items of the Work and all materials, supplies and equipment to be furnished in connection therewith (other than those items identified as a part of General Conditions Costs that are customarily performed and/or furnished by general contractors with their own labor force or caused to be performed and/or furnished by Contractor through third parties) shall be performed and/or furnished by subcontractors, materialmen, and suppliers (collectively, “Subcontractors”), approved by Owner, pursuant to written subcontracts (“Subcontracts”) awarded by Contractor.

(b) Prior to awarding any Subcontract for the various portions of the Work (including any Self Performed Work), Contractor shall (i) recommend to Owner, (ii) consult with Owner (and if requested by Owner, with the appropriate members of the Design Team) regarding, and (iii) obtain Owner’s approval of all subcontractors to be included on the Bid List as qualified to bid the various portions of the Work, as well as the methods of, and the form of, Subcontract awards. Thereafter, Contractor shall (a) prepare, in consultation with Owner and subject to its approval, the invitation for bid documents; (b) request sealed bids from the various prospective subcontractors on the Bid List; (c) conduct, in the presence and pursuant to the directive of Owner (and, if Owner so requests, in cooperation with the appropriate members of the Design Team), formal pre-bid meetings with bidders of each trade involved in the performance of the Work for the purpose of explaining the scope of the Work relative thereto; (d) in the presence of Owner, open, review and analyze all subcontract bids obtained; (e) in consultation with Owner determine the appropriate strategy to employ in the bid negotiation process; (f) schedule the bid negotiation session, which shall be held at a time and day(s) acceptable to Owner so as to permit it to be a full participant at each bid negotiation; and (g) in the presence and with the full participation of Owner negotiate the most favorable price and terms to be included in each Subcontract award. Thereafter, Contractor shall furnish the Subcontract Approval Letter advising Owner of (i) which subcontract bids it is considering to accept, (ii) the price of the proposed Subcontract awards (showing how the same relates to the Construction Budget and, if applicable, the Guaranteed Maximum Cost) and (iii) OCIP insurance cost deduction as specified in Exhibit “F-1.” If such Subcontract is in excess of $2 million dollars, the Contractor shall ensure that the applicable Subcontractor shall execute a “Major Subcontractor’s Consent” in the form attached hereto as Exhibit “H” or in another similar form mutually agreed upon in advance

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

and in writing by Owner and Contractor. Upon receipt by Owner of Contractor’s Subcontract Approval Letter, Owner shall return the Subcontract Approval Letter setting forth Owner’s acceptance, rejection or other comment regarding Contractor’s award of the Subcontracts in question; it being expressly understood, however, that, Owner shall have the option to require Contractor to substitute for the subcontractor shown on the Subcontract Approval Letter, another subcontractor who was a full participant throughout the bid process, but was not ultimately picked for the final award by Contractor. If the proposed but rejected subcontractor was capable of performing the Work, the Guaranteed Maximum Cost shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute Subcontractor’s Work. However, no increases shall be allowed for such change unless the Contractor has acted as required by the Agreement. Contractor, upon receipt of a Subcontract Approval Letter setting forth Owner’s acceptance or other comments regarding any particular subcontractor or Subcontract award, promptly shall award the Subcontract in question in Contractor’s own name and on its own behalf and not as agent for Owner; it being expressly understood and agreed that, notwithstanding Owner’s acceptance or other comments regarding any particular subcontractor or Subcontract award, the finally selected Subcontractors shall at all times be deemed to be engaged by Contractor and not by Owner and Contractor shall be liable to Owner for all Work performed by said Subcontractors as if Contractor shall have itself performed the same. Copies of said executed Subcontracts shall be promptly delivered to Owner.

8.2. Each Subcontract shall conform to, and shall provide that it is subject to, the requirements of this Agreement, shall be in accordance with the form attached hereto as Exhibit “I,” and shall require that all Work performed or materials, supplies or equipment furnished pursuant thereto shall comply with the Contract Documents. It is expressly understood and agreed that no portion of the Work shall be performed, and no materials or equipment required on account of the Work shall be furnished, by any finally selected Subcontractor unless and until a Subcontract for the same is entered into between Contractor and the Subcontractor in question in accordance with the provisions of Section 8.1 hereof and a copy thereof is delivered to Owner, unless Owner expressly waives, in each instance, the requirement that the same be delivered as aforesaid.

8.3. It is understood and agreed that, except as otherwise provided in Section 8.2 hereof, each Subcontract to be entered into by Contractor in connection with the Work:

(a) shall, unless Owner and Owner’s Lender approve Contractor providing a subguard policy (“Subguard Insurance”) in lieu of such payment and performance bond, require the Subcontractor to obtain and execute payment and performance bonds in the form of bond annexed hereto as Exhibit “C-2”, and

(b) shall contain the following:

(i) provisions for a hold-back for Retainage in an amount equal to that set forth in Section 3.4 and subject to a requirement that Contractor ensure that Retainage withheld is sufficient to cover OCIP insurance and adjustment based upon reported payroll;

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(ii) an obligation on the part of the Subcontractor promptly to repair, at no additional cost to Owner, any latent defects and to replace any defective materials, supplies or equipment within the warranty period in subsection (b) hereof;

(iii) a requirement that each Subcontractor provide and maintain in full force and effect the insurance more particularly described in Exhibits “F” and “F-1” hereof required to be carried by the Subcontractor and that each Subcontractor comply with the requirements of Exhibit “F” and Exhibit “F-1”;

(iv) a provision that if this Agreement is terminated by Owner pursuant to ARTICLE 14 hereof, the Subcontract, at the option of Owner, may be terminated or assigned by Contractor to Owner, Lender or such entity or entities as Owner may direct; that in the event of an assignment, Owner, Lender or such other entity or entities, as the case may be, shall assume all of Contractor’s liabilities thereunder; and that in the event of the termination of this Agreement no Subcontractor shall have any claim against Owner by reason of such termination, nor shall any Subcontractor be entitled to recover anticipated profits on account of work not performed or on account of materials or equipment not incorporated or installed in the Project, nor for reimbursement for losses arising out of matters covered by insurance, but, subject to Owner’s right of set-off, any claim shall be limited to recovering only the reasonable and actual out-of-pocket costs and expenses incurred by such Subcontractor for work satisfactorily performed or materials and equipment properly incorporated or installed in the Project prior to the effective date of such termination;

(v) a provision that incorporates into such Subcontracts all of the provisions of this Agreement, to the extent that they are applicable to Subcontractors, whether administrative or substantive and whether or not affecting the performance of the Subcontractor’s work;

(vi) a provision that permits Contractor to terminate or cancel such Subcontract in the event that the Subcontractor shall become a party to any “insolvency proceeding”, as such term is defined (as it relates to Subcontractor) under subsection 14.1(a)(iii) hereof or in the event of breach of the Subcontract’s terms by Subcontractor or any other occurrence or omission thereunder which would result in a delay in the timely progress of the Work;

(vii) a requirement that all Work performed or materials, supplies or equipment furnished pursuant to any Subcontract shall strictly comply with the Contract Documents;

(viii) a provision which expressly incorporates the terms of Section 29.18 hereof regarding governing law, dispute resolution, waiver of the right to trial by jury and submission to jurisdiction;

(ix) a provision requiring the Subcontractor to cooperate with separate contractors in the manner set forth in ARTICLE 27 hereof;

(x) a provision binding the Subcontractor to the provisions of ARTICLE 12 relating to the assignment of this Agreement;

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(xi) a provision that if Contractor in good faith shall determine that the portion of the lump sum contract price remaining unpaid under the Subcontract will not be sufficient to complete the Subcontractor’s work in accordance with the Subcontract, then no additional payments need to be made to Subcontractor unless and until, Subcontractor, at its sole cost and expense, performs a sufficient portion of the work so that the portion of the lump sum contract price then remaining unpaid, as determined by Contractor, shall be sufficient to complete the Subcontract; and

(xii) a provision requiring the Subcontractor to comply with the terms of the OCIP and to cooperate with the OCIP administrator.

ARTICLE 9.

DISCOUNT, REBATES AND REFUNDS

All cash discounts shall accrue to Owner, provided Owner advances funds to Contractor with which to make payments relative thereto. Contractor promptly shall inform Owner of the availability of all cash discounts so as to afford Owner the opportunity to obtain the same. All trade discounts, rebates and refunds and all returns from the sale of surplus materials and equipment shall accrue to Owner and Contractor shall take such steps as are necessary to insure that Owner receives all of the foregoing.

ARTICLE 10.

ACCOUNTING RECORDS

Contractor shall check and inventory all materials, equipment and supplies used in connection with the Work or incorporated in the Project, shall check all labor performing Work and shall keep full and detailed accounting and auditing records and procedures so as to insure the proper financial management of the Work performed under this Agreement in accordance with a system approved by Owner. Owner and Lender, and each of their respective agents and representatives shall have access to, and shall have the right to audit, at any time and for a period of six (6) years after Final Completion of the Project, all of Contractor’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda, electronic files and similar data relating to the performance of the Work and the construction of the Project and Contractor’s shall preserve all such records for a period of six (6) years after final payment to Contractor hereunder.

ARTICLE 11.

APPLICATION FOR PAYMENT

11.1. Pre-Construction Phase Compensation Payments. Owner shall make progress payments to Contractor on account of the Pre-Construction Phase Compensation as set forth in Section 3.2 hereof.

11.2. Compensation Payments. Owner shall make progress payments to Contractor at monthly intervals for reimbursement of the Work Compensation and the Fixed Fee and Costs in

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

accordance with the most recent schedule of values (“Schedule of Values”) submitted by the Contractor. The Schedule of Values shall allocate the entire Work Compensation amounts amongst the various portions and components of the Work, except that the Contractor’s Fee shall be shown as a single separate item. The Schedule of Values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner or its Lender may reasonably require. Such data shall include documentation substantiating the purchase of stored materials. Contractor’s compensation payments shall be subject to the following procedures (or such other procedures as reasonably may be established by Owner hereafter):

(a) On or before the twenty fifth (25th) day of the calendar month during which the Work commences and on or before the twenty fifth (25th) day of each calendar month thereafter, including the twenty fifth (25th) day following the calendar month in which Substantial Completion of the Work occurs, Contractor and Owner (and, if requested by Owner, Lender and/or their respective representatives and the appropriate members of the Design Team) shall conduct a walk-through to determine construction progress and to review, evaluate, modify, reject or approve the Subcontractors’ monthly requisitions for payment, together with amounts being requisitioned by Contractor on account of Work performed. Contractor, at the time of such walk-through, shall have prepared and submitted to Owner (and, as applicable, to Lender and/or their respective representatives) a “pencil copy” of an “aggregate application or requisition for payment”. Within five (5) days after the walk through, but in no event later than the first (1st) day of the month immediately succeeding the month in which the walk through occurred, Contractor shall prepare and submit to Owner (and, as applicable, to Lender and/or their respective representatives and the appropriate members of the Design Team) a revised aggregate requisition or application for payment which shall summarize and incorporate determinations made during such walk-through meeting. Such revised aggregate requisition or application for payment (“Requisition”) shall be in a form satisfactory to Owner (and, as applicable, Lender), setting forth in complete detail (i) one-hundred percent (100%) of the Subcontract Costs incurred by Contractor in connection with the Work performed during the immediately preceding calendar month for which Contractor shall be entitled to reimbursement as provided in ARTICLE 4 hereof, (ii) one hundred percent (100%) of all other Reimbursable Costs (other than the Subcontract Costs), if any, incurred by Contractor during the immediately preceding calendar month for which Contractor shall be entitled to reimbursement hereunder; (iii) one hundred percent (100%) of all General Conditions Costs incurred by Contractor in connection with the Work performed during the period in question for which Contractor shall be entitled to reimbursement as provided in Section 3.3 and ARTICLE 4 hereof; (iv) the amount payable on account of the Fixed Fee, as the case may be; and (v) the amount of the Work Retainage to be held back under the terms of this Agreement. The aggregate Requisition for payment shall be deemed only a recommendation to Owner of the value of the Work of the Subcontractors and the other amounts due to Contractor with respect to the applicable payment period. Owner shall not be bound thereby and may withhold all or a portion of any amount requested in any such aggregate Requisition for payment if appropriate under the provisions of this Agreement. Owner shall require that any or all Requisitions be accompanied by such documents (including written executed releases of lien from Contractor and Subcontractors in the forms attached hereto as Exhibits “G-1” through “G-4”) as Owner and/or Lender may deem appropriate, including documents to evidence that title to the equipment or materials incorporated in the Project, or pre-purchased as provided in ARTICLE 21 hereof, is unencumbered.

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(b) Each Requisition, including the Requisition covering the month in which Substantial Completion occurs, shall constitute a representation by Contractor that (i) the partial payment then requested to be disbursed has been incurred by Contractor on account of the Work or is justly due to Subcontractors on account thereof, (ii) the materials, supplies and equipment for which such Requisition is being submitted have been installed or incorporated into the Project or have been stored at the Project Site or at such off-Project Site storage locations as shall have been approved in writing by Owner, (iii) the materials, supplies and equipment are not subject to any liens or encumbrances, (iv) no mechanic’s, laborer’s, vendor’s, materialman’s or other liens have been filed in connection with the Project or any of the materials, supplies or equipment incorporated therein or purchased in connection therewith for which the Owner has previously made payment pursuant to the terms of this Agreement, (v) the Work which is the subject of such Requisition has been performed in accordance with the Contract Documents, and (vi) if Owner elects to require Contractor to perform and complete the Project (including any Work Authorizations) on the basis of a Guaranteed Maximum Cost, that the partial payment then requested to be disbursed, together with all sums previously disbursed under prior Requisitions does not exceed that portion of the Guaranteed Maximum Cost, which is allocable to the portion of the Work actually completed up to the date of such Requisition and that the remainder of the Guaranteed Maximum Cost or will be sufficient to pay in full the Costs necessary to perform and complete the Work (including any Work Authorizations). Contractor shall carefully examine all payment breakdowns and applications for payment submitted by Subcontractors in order to ensure that no “front-end loading” takes place; shall report any attempts to so “front-end load” in writing to Owner; and shall under no circumstances, except with the specific prior written approval of Owner, request or allow payments to be made to any Subcontractor which are “front-end loaded” and which do not accurately reflect the true value of the work performed or the materials, supplies or equipment actually furnished.

(c) At Owner’s request, on or before the fifteenth (15th) day after the receipt of any Requisition, including the Requisition covering the month in which Substantial Completion of the portion of the Work under consideration occurs, the appropriate members of the Design Team shall approve and certify to Owner that the portion of the partial payment shown on the Requisition in question which corresponds to the portion of the Work which such appropriate members of the Design Team have responsibility for have been completed to their satisfaction.

(d) On or before the thirtieth (30th) day after Owner’s receipt of any Requisition (including the Requisition for Substantial Completion), as well as any and all other documentation and supporting data as Owner and/or Lender may reasonably require that Contractor furnish with each Requisition, and further provided, that (i) subject to the provisions of ARTICLE 13 hereof, no mechanic’s, laborer’s, vendor’s, materialman’s or other liens shall have been filed (and not removed of record or discharged) in connection with the Project or any of the materials, supplies or equipment incorporated therein or purchased in connection therewith; (ii) Contractor shall have furnished Owner with written, statutorily compliant releases of lien executed by Contractor and each Subcontractor waiving in connection with all payments Contractor’s and each Subcontractor’s rights to file any claims or liens against the Project Site for services rendered on account of the Work which is the subject of the Requisition (such written release of claims or liens shall be (a) with respect to payments on all Requisitions except for the final Requisition, in the forms annexed hereto and made a part hereof as Exhibit “G-1” and (b) with respect to the payment on the final Requisition in the statutorily compliant form

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annexed hereto and made a part hereof as Exhibit “G-2”); and (iii) Owner shall have been satisfied that all such required accompanying documentation and other supporting data are in the form, and contain such information, as Owner and/or Lender may reasonably require, Owner shall pay Contractor an amount equal to that amount shown on the Requisitions as shall have been certified by the appropriate member of the Design Team and approved by Owner or, in the absence of such certifications, that amount shown on the Requisitions as Owner (and, as applicable, Lender) shall have approved. Contractor shall process and make payments for all obligations to Subcontractors which are covered by the Requisition so paid by Owner within ten (10) business days of receipt of payment from Owner of the amount approved. The preceding sentence is strictly for the benefit of Owner in order that satisfactory morale and relations with Subcontractors be maintained and shall not under any circumstances confer any right upon any third party. This provision shall be waivable by Owner, in writing, in its absolute discretion.

(e) Within thirty (30) days following Final Completion of the entire Work under a Work Authorization, inclusive of all Punch List items, as certified by the appropriate members of the Design Team and approved by Owner (or, in the absence of such certifications, as determined by Owner in its judgment reasonably exercised and, as applicable, approved by and Lender), Contractor’s submission of a final Requisition to Owner (accompanied by all “as-built” drawings, certificates, releases of lien and other documents and instruments not theretofore delivered to Owner as required under subsection (b) and subsection (aa), Owner shall pay to Contractor an amount equal to the aggregate of the balance remaining unpaid to Contractor.

(f) The Owner will, within thirty days after receipt of the Contractor’s Application for Payment, either pay Contractor for such amount as the Owner determines is properly due, or notify the Contractor in writing of the Owner’s reasons for withholding payment in whole or in part in the form described in subsection 11.2(g) and in accordance with subsection 11.2(j).

(g) Owner may withhold the following amounts from the progress payment due Contractor:

(i) Retention in the amount or percentage set forth in the Work Authorization, not to exceed 10% but no retention shall be required on the Contractor’s Fee; and

(ii) An amount equal to the sum of:

(1) Any work or labor that has not been performed or materials or equipment that has not been furnished for which payment is being sought; and

(2) Costs and expenses reasonably necessary to correct or repair any work which is the subject of the request for payment and which is not materially in compliance with the Contract to the extent that such costs and expenses exceed fifty percent (50%) of the retention withheld; and

(iii) The amount Owner has paid or is required to pay pursuant to an official notice from a state agency or employee benefit trust fund, for which Owner is or may be liable to Contractor or its subcontractors in accordance with NRS Chapters 608, 612, 616A to 616D, inclusive, or 617.

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(h) If the Owner intends to withhold any amount from a payment to be made to the Contractor, the Owner must give, on or before the date the payment is due a written notice to the Contractor of any amount that will be withheld. The written notice of withholding must:

(i) identify the amount of the request for payment that will be withheld from the Contractor.

(ii) give a reasonably detailed explanation of the condition or the reason the Owner will withhold that amount, including without limitation, a specific reference to the provision or section of the Agreement, and any documents relating thereto, and the applicable building code, law of regulation with which the Contract has failed to company; and

(iii) be signed by an authorized agent of the Owner.

(i) The Contractor who receives a notice of withholding pursuant to subsection (h) may:

(i) give the Owner a written notice and thereby dispute in good faith and for reasonable cause the amount withheld, or the condition or reason for the withholding; or

(ii) correct any condition or reason for the withholding described in the notice of withholding and thereafter provide written notice to the Owner of the correction of the condition or reason for withholding. The notice of correction must be sufficient to identify the scope and manner of the correction of the condition or reason for the withholding and be signed by an authorized representative of the Contractor.

(j) If the Owner receives a written notice from the Contractor of the correction of a condition or reason for the withholding pursuant to subsection (i)(ii), the Owner shall:

(i) pay the amount withheld by the Owner for that condition or reason for the withholding on or before the date the next payment is due to the Contractor, or

(ii) object to the scope and manner of the correction or the condition or reason for the withholding, on or before the date the next payment is due to the Contractor, in a written statement which sets forth the condition or reason for the objection and which complies with subsection (h). If the Owner objects to the scope and manner of the correction of a condition or reason for the withholding, he shall nevertheless pay to the Contractor, along with the payment to be made pursuant to the Contractor's next payment request, the amount withheld for the correction of the condition or reason for the withholding to which the Owner no longer objects.

(k) To the extent consistent with NRS Chapter 624, the Owner may adjust or reject a payment application or nullify a previously approved payment application, in whole or in part, as may reasonably be necessary to protect the Owner from loss or damage based upon the following to the extent the Contractor is responsible therefore under the Contract and to the extent that such costs and expenses exceed fifty percent (50%) of the retention amount:

(i) the Contractor's repeated failure to perform the Work as required by the Contract Documents;

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(ii) loss or damage arising out of or relating to this Agreement and caused by the Contractor to the Owner or others to whom the Owner may be liable.

(l) It is further agreed that Owner may withhold payment from Contractor for failure to comply with the provisions of the OCIP as described in Exhibit “F-1” and that Owner may withhold payment to Contractor to the extent the true up Contractor and Subcontractor payroll records do not conform to initial OCIP credits.

11.3. To the fullest extent permitted by law, Owner shall have the right to apply any amounts withheld from Contractor pursuant to the terms of this Agreement in such manner as Owner may deem proper to satisfy such claims, to secure such protection and to complete the Work. Such application shall be deemed payment for the account of Contractor.

11.4. No payment by Owner of any Requisition shall constitute acceptance by Owner of any Work completed or stored material, and no such payment shall be construed as a waiver of any right or claim by Owner in connection with such Work or stored material.

ARTICLE 12.

ASSIGNMENT

12.1. Contractor shall not assign this Agreement or the performance of all or any of its obligations hereunder without the prior written consent of Owner, which consent may be given or withheld in Owner’s sole and exclusive discretion. Any assignment or attempted assignment of this Agreement in violation of the provisions of this Section 12.1 shall be deemed null and void and of no force or effect. A transfer (by one or more transfers) of a majority of Contractor’s stock or of Contractor’s controlling interest, directly or indirectly, by operation of law or otherwise, shall be deemed a transfer of Contractor’s interest in this Agreement in violation of the terms of this provision. The provisions of this Section 12.1 may not be waived or otherwise modified except by a written instrument executed by Owner.

12.2. This Agreement shall be freely assignable by Owner without the consent of Contractor to Lender, any person or entity designated by Lender, any entity owned or controlled, directly or indirectly, by Owner or to an affiliated company or joint venture in which Owner or such affiliated company of Owner has an interest (collectively or individually hereafter referred to as a “Permitted Assignee”), provided, such Permitted Assignee agrees to assume Owner’s obligations and liabilities hereunder. In all other cases, Owner’s assignment of this Agreement is subject to the prior approval of Contractor, which approval shall not be unreasonably withheld or delayed. If Owner shall assign this Agreement as aforesaid, Contractor agrees that it shall deal with such Permitted Assignee or other approved assignee in the place and stead of Owner and that it shall perform all of its obligations under this Agreement and perform and complete the Work in the manner required by this Agreement. In such event, such Permitted Assignee or other approved assignee may, among other things, use the Contract Documents without payment of any additional fees or charges and may enforce the obligations of Contractor hereunder with the same force and effect as if enforced by Owner, provided, such Permitted Assignee or other approved assignee assumes the obligations and liabilities of Owner. Contractor shall certify, in the form reasonably required by any such Permitted Assignee or other approved assignee, that

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the undertakings contained herein as to the obligations in favor of such Permitted Assignee or other approved assignee shall run in favor of such Permitted Assignee or other approved assignee.

ARTICLE 13.

LIENS AND CLAIMS

13.1. Contractor shall not cause, suffer or permit any liens or claims to be filed against the Project Site, or against the Project by reason of any labor, services or materials supplied or claimed to have been supplied by Contractor or any Subcontractor to the extent Owner has paid pursuant to the terms of this Agreement. If, at any time, there is any such lien or claim filed by a Subcontractor or anyone claiming under or through Contractor or a Subcontractor for work performed or materials, supplies or equipment furnished in connection with the Work for which Owner shall have paid or reimbursed Contractor, and Contractor shall not have reimbursed such Subcontractor or other person or entity, then, Contractor shall, within fifteen (15) days after notice from Owner, cause such lien or encumbrance to be canceled and discharged of record by payment, deposit, bond (including any notice of bond in the case of any work which is covered by a payment and performance bond), order of court of competent jurisdiction or otherwise, at Contractor’s sole cost and expense, and at no cost to Owner.

13.2. If, at any time, there is any such lien or claim by a Subcontractor or anyone claiming under or through Contractor or a Subcontractor for work performed or materials, supplies or equipment furnished in connection with the Work for which Owner shall not have paid or reimbursed Contractor by reason of Owner’s exercise of its right to withhold payment to Contractor under the applicable provisions of this Agreement, then, Contractor shall, likewise, within fifteen (15) days after notice from Owner, cause such lien or encumbrance to be canceled and discharged of record at Contractor’s sole cost and expense, and at no cost to Owner. Notwithstanding anything to the contrary herein, Contractor reserves all rights and remedies afforded to it by NRS Chapters 624 and 108.

13.3. If any lien or other encumbrance required to be removed at Contractor’s sole cost and expense pursuant to Sections 13.1 and 13.2 hereof is not discharged of record as aforesaid, Owner shall have the right to take such action as Owner shall deem appropriate (which shall include the right to cause such lien or other encumbrance to be canceled and discharged of record), and in such event, all costs and expenses incurred by Owner in connection therewith (including, without limitation, premiums for any bond furnished in connection therewith, and reasonable attorneys’ fees, court costs and disbursements), shall be paid by Contractor to Owner on demand, or at the option of Owner, deducted from any payment then due or thereafter becoming due from Owner to Contractor in accordance with the provisions of this Agreement.

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ARTICLE 14.

EVENTS OF DEFAULT AND

TERMINATION OR SUSPENSION OF AGREEMENT

14.1. Events of Default

(a) If, at any time during the performance of the Work, any of the following events (“Events of Default”) shall occur:

(i) Contractor shall default in observing and performing any of its material obligations under the Contract Documents and such default shall not have been cured within seven (7) days after Owner shall have given Contractor written notice thereof, unless default is of such nature that it cannot be cured within such seven (7) day period, in which case no Event of Default shall occur so long as Contractor shall, with written notice to Owner, diligently prosecute the curing of same; provided, however, if Contractor shall default in the performance of any such obligation three (3) or more times, then notwithstanding that each of such defaults shall have been cured by Contractor, any further similar default shall be deemed an Event of Default without the ability to cure; or

(ii) Any of the key personnel assigned to the Project in accordance with the provisions of ARTICLE 16 hereof shall cease to be in Contractor’s employ and Contractor fails to provide substitutes acceptable to Owner, in Owner’s reasonable discretion, within one (1) week; or

(iii) Contractor becomes a party to any insolvency proceeding in a capacity as a debtor, and, in the case of any involuntary proceeding only, such proceeding is not stayed or discharged within thirty (30) days after the commencement of same;

then, to the extent permitted by law, Owner may serve written notice upon Contractor terminating this Agreement on a date specified by Owner in said notice. For purposes hereof the term “insolvency proceeding” as used herein shall include the filing of a petition for relief under Chapter 11 of Title 11 or Chapter 7 of the United States Bankruptcy Code by Contractor or the consent or acquiescence to the taking of any such action, or the filing by or against Contractor of any petition or action looking to, or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future Federal or State statute, law or regulation, or the appointment, with or without the consent of Contractor, of any trustee, custodian, receiver or liquidator of Contractor or of any of its property or assets or Contractor’s making an assignment for the benefit of creditors.

(b) Upon the occurrence of an Event of Default, at Owner’s option, exercised by written notice to Contractor, and in addition to, and not as a waiver of, any and all rights and remedies available to Owner under the terms of this Agreement or at law or in equity, title to any or all materials and supplies, the Work in process, dies and tools (whether on the Project Site or located at an off-Project Site location) which are necessary for, or useful in connection with, Final Completion of the Work, as determined by Owner, shall vest in Owner and Owner may take possession of and utilize the same for Final Completion of the Work. Owner shall pay to

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Contractor within thirty (30) days of vestiture with respect to only those items for which title shall have vested in Owner an amount equal to (i) the aggregate of (x) the actual unpaid Work Compensation incurred by Contractor in its proper performance of the Work, plus Costs incurred by Contractor in its proper performance of the Work in progress up to the date of termination, plus the portion of the Fixed Fee attributable thereto (including that portion of such Work Compensation, Costs and Fixed Fee theretofore held back which Contractor shall be entitled to receive pursuant to the provisions of this Agreement), (ii) an amount equal to the additional costs and expenses (including, without limitation, attorneys’ fees, court costs and disbursements) incurred, or to be incurred, by Owner over those which would have been incurred by it in connection with the Project had Contractor not defaulted hereunder, including, without limitation, the additional expense of engaging another construction manager/general contractor, as well as additional compensation for the additional services of the Design Team and/or any Consultants made necessary by such default. Owner shall have the right to set-off against the aforesaid payment, any amounts then due and payable by Contractor to Owner hereunder or which may accrue as damages owing by Contractor to Owner under the terms of this Agreement. Contractor shall execute any further documents (including Form UCC-1 and UCC-3 Financing Statements) required by Owner to confirm Owner’s ownership interest. Contractor shall ensure that each subcontract provide that if such subcontract is terminated for a material breach, such Subcontractor shall not be entitled to recover anticipated profits on account of work performed or on account of materials or equipment not incorporated or installed in the Project. Further, in such case, such Subcontractor shall be limited to recovering only the reasonable and actual out-of-pocket costs and expenses incurred by such Subcontractor for work satisfactorily performed or materials and equipment incorporated or installed in the Project prior to the effective date of such termination.

(c) Upon the happening of any of the events set forth in subsection (a) of this Section 14.1, Owner shall have the right, in addition to all other rights and remedies, to complete or cause the Work to be completed, by such means, and in such manner, by contract or otherwise, as Owner deems advisable, subject, however, to the terms and conditions of the payment and performance bonds required of Subcontractors hereunder. Owner may deduct any costs, expenses and losses (including, without limitation, attorneys’ fees and disbursements) it incurs in connection therewith from any payment then due or thereafter becoming due to Contractor without prejudice to any other remedies Owner may have.

(d) Upon the happening of any of the events set forth in subsection (a) of this Section 14.1, any or all Subcontracts entered into by Contractor in connection with the Work, at Owner’s option, shall be assigned to Owner, Lender or such other entity or entities as Owner or Lender may direct and, in such event, Owner, Lender or such other entity or entities, as the case may be, shall assume all of Contractor’s liabilities hereunder arising from and after the date of such assignment; provided, however, that such assignment shall not relieve Contractor from its liability to such Subcontractors or to Owner (and each Subcontract shall so provide) for claims arising in connection with, or by reason of, portions of the Work performed prior to the date of termination.

(e) In the event of the happening of any of the events set forth in subsection (a) of this Section 14.1, Contractor shall not interfere, directly or indirectly, with Owner’s right and attempt to complete the Work by others or any of the Subcontractors.

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(f) If Owner terminates this Agreement for cause (as distinguished from its convenience) and it shall be determined that Owner’s termination was wrongful or unjustified, such termination shall be deemed to be a termination for Owner’s convenience under subsection 14.2(a) below, and Contractor’s sole right, remedy and recourse against Owner shall be governed and determined by said subsection (a).

14.2. Suspension or Termination of Work for Owner’s Convenience

(a) Owner, at any time, and for any reason whatsoever in Owner’s sole discretion, may terminate this Agreement for its own convenience. Any such termination shall be effected by delivering to Contractor a notice of termination specifying the date upon which such termination shall become effective (which date shall be at least fifteen (15) days prior to the effective date of such termination) and any specific portion of the Work to be completed by Contractor prior to such termination. Upon receipt of any such notice of termination, Contractor shall:

(i) stop all Work under this Agreement on the date, and to the extent, specified in the notice of termination;

(ii) enter into no further Subcontracts except as may be necessary for completion of such portion of the Work under this Agreement, if any, which is not terminated;

(iii) unless directed otherwise by Owner, terminate all Subcontracts entered into by Contractor in connection with the Work to the extent that they relate to portions of the Work to be performed subsequent to the date specified in the notice of termination as the date upon which such termination shall become effective;

(iv) at Owner’s option, assign to Owner, Lender or such other entity or entities as Owner may direct, in the manner, at the times and to the extent directed by Owner, all of the right, title and interest of Contractor under any or all Subcontracts entered into by Contractor in connection with the Work, in which case, Owner, Lender or such other entity-or entities, as the case may be, shall assume all of Contractor’s obligations arising under such Subcontracts from and after the date of such assignment. Contractor shall include in each and every Subcontract a provision specifically contemplating and validating any such assignment and further providing that in the event of any such assignment, the Subcontractor agrees to continue to perform its services under the Subcontract without interruption;

(v) to the extent required by Owner and subject to the prior written approval of Owner, settle all outstanding liabilities and all claims arising out of such termination of Subcontracts, which approval by Owner shall be final for all the purposes of this subsection (a); provided, however, that in the event of a termination of this Agreement pursuant to the provisions of this subsection (a), no Subcontractor shall have any claim against Owner by reason of such termination, nor shall any Subcontractor be entitled to recover anticipated profits on account of Work unperformed or on account of materials or equipment not incorporated or installed in the Project, nor for reimbursement for losses arising out of matters covered by insurance, but shall be limited to recovering only the reasonable and actual out-of-pocket costs and expenses incurred by such Subcontractor for Work satisfactorily performed or materials, supplies and equipment procured, fabricated, incorporated or installed in the Project prior to the effective date of such termination;

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(vi) transfer title to Owner, to the extent not already vested in Owner, and deliver in the manner, at the times, and to the extent, if any, directed by Owner (x) fabricated or unfabricated parts, Work in progress, completed Work, supplies and other materials and equipment produced as a-part of, or acquired in connection with the performance of, the Work terminated by such notice of termination, and (y) the Contract Documents and other drawings, sketches, specifications, Shop Drawings, information and other property in the possession of Contractor, which such items shall be updated completely to reflect the “as-built” condition of the Project as of the termination date;

(vii) use its best efforts to sell, in the manner, at the times, to the extent, and at the price or prices directed or authorized by Owner, any property of the types, referred to in clause (vi) of this subsection (a)(vii); provided, however, that Contractor (x) shall not be required to extend credit to any purchaser, and (y) may acquire any such property under the conditions prescribed and at a price or prices approved by Owner; and provided, further, that the proceeds of any such transfer or disposition shall be applied in reduction of any payments to be made by Owner to Contractor under this Agreement or shall otherwise be credited in such other manner as Owner may direct;

(viii) complete performance of such part of the Work as shall have been specified in the notice of termination to be completed on or before the effective date of such termination; and

(ix) prior to the effective date of such termination, take such actions as may be necessary, or as Owner may reasonably direct, for the protection and preservation of the property related to the Work and the Project which is in the possession of Contractor and in which Owner has or may acquire an interest.

(b) In the event that Owner terminates this Agreement for convenience and the total compensation (including Pre-construction Services, Fixed Fee and Costs) paid or to be paid to Contractor for Work performed as of the date of such termination totals less than $100 Million Dollars (excluding the $5 Million Dollars Early Termination Fee), Contractor shall be entitled to an Early Termination Fee of $5 Million Dollars (“Early Termination Fee”), as set forth in Section 3.6. Such Early Termination Fee is for the purpose of paying Contractor for its expectation damages it would incur in the event of early termination not arising from a material breach of this Agreement by Contractor. In the event such termination for convenience occurs and the total compensation paid or to be paid to Contractor for Work performed as of the date of such termination totals more than $100 Million Dollars (excluding the $5 Million Dollars Early Termination Fee), then Contractor shall not be entitled to any Early Termination Fee or to any damages, costs, fee or profit for any Work not performed as of the date of such termination.

14.3. Owner may, at any time and for any reason, direct Contractor to suspend, stop or interrupt the Work or any portion thereof for a period of time. Such direction shall be in writing and shall specify the period during which the Work is to be stopped. Contractor shall resume the Work upon the date specified in such direction or upon such other date as Owner may thereafter

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specify in writing. Said suspension, stoppage or interruption shall be recognized as an Excusable Delay and disposed of in accordance with the provisions of Section 6.3 hereof. Notwithstanding anything to the contrary herein, Contractor reserves all rights and remedies afforded it by NRS Chapter 624 regarding any Work stoppage or interruption.

14.4. Contractor may suspend performance upon ten days’ written notice to Owner upon the following conditions:

(a) Owner has failed to pay Contractor in the time and manner set forth in the Contract; and

(i) Owner has failed to provide Contractor with written notice of Owner’s withholding payment in the time and manner set forth in the Contract; or

(ii) Owner has provided Contractor with written notice of Owner’s withholding payment in the time and manner set forth in the Contract and Contractor has provided Owner with written notice of Contractor’s reasonable and good faith dispute of the amount withheld or the condition to be corrected; or

(b) Contractor has provided Owner a written request for a Change Order and:

(i) Owner fails to issue the Change Order; and

(ii) Owner fails to give written notice to Contractor of the reasons why the Change Order is unreasonable or explain that additional information and time are necessary to make a determination.

ARTICLE 15.

BONDS

15.1. Contractor shall furnish payment and performance bonds in the form of bonds annexed hereto as Exhibit “C-1” in the amount of the full contract value of the Self-Performed Work and shall be issued with the Owner as obligee and Lender as an additional obligee. Bonds shall remain in effect for the entire length of the Project and shall cover only Work self-performed by Contractor.

15.2. Contractor shall maintain in full force and effect Subguard Insurance with limits no less than $25,000,000 per loss and $50,000,000 in the aggregate, protecting Contractor, Owner and Lender for default of performance of Subcontractors that Owner designates to be covered by the Subguard Insurance for the duration of their respective Subcontracts. In the event of a loss, Contractor shall immediately apply the Subguard Insurance claim proceeds to the Project and shall be solely responsible for any retentions and co-pays that may exist with the Subguard Insurance. Owner may, in its sole discretion, require Contractor to increase Subguard Insurance limits for the Project. Owner may, also at its sole discretion, require Subcontractors that Owner designates provide performance and payment bonds in lieu of such Subguard Insurance for one hundred percent (100%) of the construction value of such designated Subcontracts. In the event that Owner requires such payment and performance bonds, they shall

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

be in the form attached hereto as Exhibit “C-2.” In the event that Owner requires higher Subguard Insurance limits or performance and payment bonds for designated Subcontractors, Contractor will pass through the incremental cost of providing such to Owner.

ARTICLE 16.

MANAGEMENT OF THE WORK

BY CONTRACTOR AND OWNER

16.1. All of Contractor’s management and Project supervisory personnel shall be named in each Work Authorization and shall remain until Substantial Completion of the Work that is the subject of such Work Authorization, unless otherwise agreed upon by Owner.

16.2. It is understood and agreed that Contractor (i) shall remove, at the request of Owner, any employee assigned to the Project that Owner shall deem unnecessary for the Project or unfit to perform the task assigned to him or otherwise finds objectionable, and (ii) shall not make any substitutions of Staff Persons that have been approved by Owner without first obtaining Owner’s prior approval therefor, which approval shall be within Owner’s reasonable discretion.

16.3. Owner hereby designates and appoints Brian Feigenbaum, Owner’s Project Representative and anyone else whom, with prior notice to Contractor, Brian Feigenbaum may designate or appoint to act in conjunction with him to represent Owner and to exercise any and all rights, powers and duties expressly granted to Owner hereunder. Whenever this Agreement requires or permits the approval or consent of Owner, such approval or consent shall be deemed given only if furnished by Brian Feigenbaum and/or his designee, appointee or successor. Any such approval or consent given by Brian Feigenbaum and/or his designee, appointee or successor shall be binding on Owner unless and until Contractor has received written notice from Owner of a different designation.

ARTICLE 17.

CONSULTANTS

Contractor understands that Owner intends to retain Consultants to furnish certain services. Contractor hereby agrees that upon its receipt of notice of the retention of the services of such Consultants, accompanied by a designation of the nature of the service to be performed, Contractor shall recognize, and cooperate with, each of them to the end that their services may be performed in the best interest of the Project.

ARTICLE 18.

APPLICABLE LAWS

18.1. Contractor shall use commercially reasonable efforts to advise Owner concerning any trade standards and Applicable Laws of Governmental Authorities (including any and all utility companies furnishing services to the Project) where compliance therewith is discretionary

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

rather than mandatory. For purposes of this Agreement, the term “Applicable Laws” shall be deemed to mean any and all laws, statutes, codes, ordinances, orders, rules, regulations, requirements, policies, judgments, decrees and injunctions of any Governmental Authority, now existing or hereafter enacted, adopted, issued or amended from time to time, whether foreseen or unforeseen, ordinary or extraordinary, bearing on health or safety of persons or property which may be applicable to the Project or the Project Site or any part thereof. Nothing contained herein shall be construed to require Contractor to act as a licensed design professional.

18.2. Contractor shall at all times comply with all applicable union and trade standards, all rules and other requirements of any insurance carriers providing insurance for the Project and any Applicable Laws of all Governmental Authorities (including any and all utility companies furnishing services to the Project or the Project Site); provided, however, that if non-compliance is due to errors or omissions in the Construction Documents and Contractor had no knowledge of such non-compliance, nothing herein shall be deemed to shift any liability on account of such non-compliance from Architect or other members of the Design Team to Contractor. In that regard, Contractor’s obligations are set forth in ARTICLE 1 and ARTICLE 17 subsections 7.1(e)(i), 7.1(e)(ii) and 7.1(e)(iii).

ARTICLE 19.

INSURANCE

19.1. The parties hereby agree that Contractor and its Subcontractors and vendors shall procure and maintain insurance as set forth in Exhibits “F” and “F-1” hereof and shall comply with the requirements of Exhibits “F” and “F-1.”

19.2. (a) Contractor shall promptly investigate and make a full written report to Owner and Owner’s insurance carriers as to all alleged accidents and/or alleged claims for damages relating to construction of the Project or any other property of Owner, including any damage or destruction to the Project or such other property and the estimated cost of repair and shall perform all necessary record-keeping related to same. At the request of Owner, Contractor shall acquaint itself with all terms and conditions of Owner’s insurance policies and cooperate with and make all reports required by the insurance carrier(s) and shall do nothing to jeopardize the rights of Owner and/or any other party insured under said policies. Contractor and Owner each shall notify the other (and, at Owner’s request, Contractor shall notify Owner’s insurance carriers) of any casualty or of any claim made against the other or both jointly and severally on account of personal injury or property damage, and shall cooperate fully with any insurance carrier in connection with any such claim, which cooperation shall include, without limitation, attendance at meetings and court proceedings and the like; provided, however, that, by so cooperating, Contractor shall not settle any losses, complete loss reports, adjust losses or endorse loss drafts without the prior written approval of Owner.

(b) Contractor shall notify Owner promptly upon the discovery of any defect with respect to the Project, without relieving Contractor of the responsibility for addressing such defect as a part of its services, as provided elsewhere in this Agreement.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(c) Contractor shall provide such information to Owner and Owner’s insurance carriers and shall attend such meetings as shall be necessary from time to time to ensure that the insurance carried hereunder appropriately addresses issues pertaining to and conditions at the Project Site, including, without limitation, exposure information, loss control and protection of the Project Site and current replacement cost figures.

ARTICLE 20.

OWNER’S ELECTIONS

20.1. (a) Owner and Contractor agree that, notwithstanding the provisions of ARTICLE 3 and ARTICLE 4 hereof, Owner may elect to have the Project or any Phase thereof performed by one or more Guaranteed Maximum Costs as set forth in Work Authorizations approved in advance and in writing by Owner and shall be subject to Lender approval. The term “Guaranteed Maximum Cost” shall mean the Costs of the Work (as defined in Section 4.1) plus the Contractor’s Fixed Fee (as defined in Section 3.3) guaranteed by the Contractor not to exceed the amount stated in the applicable Work Authorization. Accordingly, after the date on which the Construction Documents for the subject Project Phase are eighty percent (80%) complete for filing with the appropriate Governmental Authority so as to commence the permit application process or are sufficiently complete to enable Contractor to award Subcontracts for the major trades (all as determined by Owner), Contractor shall submit to Owner a statement for the Guaranteed Maximum Cost for such Project Phase, which statement shall be broken down in such detail as Owner reasonably may request and shall include (i) the Subcontract Costs to be incurred by Contractor for the proposed Work; (ii) all General Conditions Costs and Reimbursable Costs for the proposed Work; (iii) the Fixed Fee to be incurred; (iv) the Contingency in the amount set forth in Section 3.5 hereof; the Progress Schedule as set forth in ARTICLE 6; the daily liquidated damages amount and cap; the OCIP reconciliation; and Contractor’s list of assigned supervisory personnel. Such submission shall be supported by a detailed estimate, clearly indicating and itemizing the cost and scope of each element of the proposed Work, consistent in format with previous submissions of the construction budget, anticipated cost reports and other cost estimates submitted to Owner and clearly indicating and justifying any changes thereto.

(b) Owner shall have the option, within thirty (30) days after its receipt from Contractor of its statement of the Guaranteed Maximum Cost (including all the information required in subsection 20.1(a)) (i) to accept such Guaranteed Maximum Cost by issuing a written Work Authorization and require Contractor to perform the Work for said Guaranteed Maximum Cost, (ii) to meet with Contractor, discuss the Guaranteed Maximum Cost, resolve any disagreement and issue a Work Authorization that allows Contractor to perform the proposed Work for the Guaranteed Maximum Cost, as adjusted by Owner and Contractor, (iii) to reject the Guaranteed Maximum Cost and require Contractor to perform the proposed Work on the basis of the Costs to be incurred for the proposed Work plus the Fixed Fee, or (iv) to reject the Guaranteed Maximum Cost, terminate this Agreement for convenience pursuant to the terms of ARTICLE 14, and award the performance of the uncompleted portions of the Work to another general contractor selected by Owner.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(c) If Owner shall elect to require Contractor to perform and complete all or any portion of the Work on the basis of the Guaranteed Maximum Cost included in a Work Authorization, all terms and provisions heretofore set forth in this Agreement (including, without limitation, Owner’s right to approve all Subcontracts) shall be binding on the parties.

(d) Owner shall have the option to roll up all previously executed Work Authorizations into one Master Work Authorization as provided in Section 3.9 hereof.

ARTICLE 21.

MATERIALS AND EQUIPMENT

21.1. Contractor hereby agrees that, immediately upon the purchase by Contractor (and Owner’s payment to Contractor) or any of its Subcontractors of any building materials, fixtures or equipment to be incorporated into the Project, such materials, fixtures and equipment shall (subject to the right of the Design Team to reject the same prior to Final Completion of the Project for failure to conform to the Construction Documents) become the sole property of Owner, notwithstanding that such materials, fixtures or equipment have not been incorporated in, or made a part of, such Project or the Project Site at the time of purchase; provided, however, that nothing contained herein shall be construed to transfer the risk of loss in excess of the insurance required to be carried by Owner under Exhibit “F-1” hereof and the amount of any applicable deductible from Contractor to Owner prior to the incorporation of such materials or equipment into the Project, whether such items are delivered to the Project Site or stored at off-Project Site storage locations approved by Owner, or whether such loss is the result of damage, theft, vandalism or any other cause, or whether the same was caused by the negligent acts or omissions of Contractor or its Subcontractors or their failure to comply with their respective obligations under this Agreement or the Subcontracts.

21.2. Contractor warrants that (a) title to all materials and equipment incorporated in the Work and paid for by Owner, including, without limitation, title to materials and equipment pre-purchased by Contractor in accordance with the provisions of Section 21.3 hereof, shall pass to Owner free and clear of all liens, claims, security interests and encumbrances of every kind against Owner.

21.3. (a) Contractor shall be entitled to pre-purchase certain materials and equipment to be incorporated in the Work provided, that Owner shall have given its prior written consent thereto in each instance. If Owner shall have approved any such pre-purchasing of materials or equipment as aforesaid, Contractor shall pre-purchase the same in Owner’s name, as agent for Owner and on Owner’s behalf. In such event, Owner shall advance the amount necessary to enable Contractor to pre-purchase such materials or equipment upon presentation to Owner of a bill or statement therefor, together with any other documents as reasonably may be requested by Owner. Contractor, simultaneously with its receipt of any such advance from Owner, shall deliver to Owner a bill of sale with respect to the materials or equipment pre-purchased evidencing unencumbered title to the same in Owner’s name, together with any warranties and other documents as reasonably may be requested by Owner.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(b) All materials and equipment pre-purchased as aforesaid shall be stored at the Project Site or at such off-Project Site storage locations as shall have been approved in writing in each instance by Owner. Any materials or equipment stored at such off-Project Site storage locations shall be segregated from materials and equipment of others, shall be clearly labeled to evidence Owner’s ownership interest and shall otherwise be stored in such manner as directed by Owner. Storage costs and other reasonable expenses incurred by reason of such off-Project Site storage in accordance with the provisions of this Section 21.3 shall be included in the Costs. Until incorporation into the Project, Owner shall be responsible for insuring materials, fixtures and equipment stored at such off-Project Site storage locations and the risk of loss or damage to such materials and equipment shall remain with Contractor until the incorporation of such materials and equipment into the Project, in each case to the extent and as set forth in Section 21.1 hereof.

21.4. In the event that Work includes installation of materials or equipment furnished by Owner, it shall be the responsibility of the Contractor to examine the items so provided and thereupon handle, store and install the items, unless otherwise provided in the Contract Documents, with such care and skill as to provide a satisfactory and proper installation. Loss or damage due to acts or omissions of Contractor shall be the responsibility of Contractor and may be deducted from amounts due or to become due to Contractor. Any defects discovered in such materials or equipment shall be reported at once to Owner. Following receipt of written notice from Contractor of defects, Owner shall promptly inform Contractor what action, if any, Contractor shall take with regard to the defects.

ARTICLE 22.

SUBSTITUTIONS

22.1. (a) The products, materials and equipment of manufacturers referred to in the Construction Documents are intended to establish the standard of quality and design required by Owner. Anything contained in the Construction Documents or herein to the contrary notwithstanding, products, materials or equipment of manufacturers other than those specified may not be used unless authorized by Owner in writing as provided in this ARTICLE 22.

(b) The Design Team, in consultation with Owner, shall be the judge of equivalency of proposed substitute products, materials, and equipment. The Design Team shall make written recommendations of acceptance or rejection of substitute products, materials or equipment to Owner for its consideration. Owner shall then authorize and direct the Design Team in writing to issue to Contractor either written approval or written rejection of the substitution, it being expressly understood that Owner, in its sole discretion, may direct rejection of a proposed substitution notwithstanding the fact that the Design Team may have judged it equivalent and recommended acceptance of the same.

22.2. When two or more products, materials or equipment are specified in the Construction Documents for an item of Work, any one thereof shall be deemed acceptable and Contractor shall have the choice as to which product, material or equipment to use.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(a) When only one product, material or equipment is specified in the Construction Documents for an item of Work and the term “or equal” is used in connection with such product, material or equipment Contractor, subject to its obligation to bear any and all additional costs associated with using such substitute item, including, without limitations, any and all costs incurred by Owner in connection with professional fees payable for the additional services of the Design Team, may offer a substitution by submitting a written application to the Design Team, in sufficient time (taking into account the progress of the Work, the period of delivery of the goods concerned and adequate time for the Design Team review), setting forth and fully identifying (i) the proposed substitute, together with substantiating data, samples, brochures and other supporting documentation of the substitute item proposed, including, without limitation, evidence that the proposed substitution (w) is equal in quality and serviceability to the specified item, (x) will not entail changes in detail, schedule and construction of related Work, (y) conforms with the design of the Project and its artistic intent and (z) will not result in an increase in the Cost of the Work, or alternatively, will result in an increase in costs, as indicated in the application which will be borne by Contractor, and (ii) the changes in other parts of the Work required by reason of the proposed substitute, including any cost consequences associated therewith, with any resulting increase being borne by Contractor. A copy of any such application shall be delivered to Owner and Owner’s Representative simultaneously with its delivery to the Design Team.

(b) When only one product, material or equipment is specified in the Construction Documents for an item of Work, the term “or equal” is not used in connection with such product, material or equipment and such product, material or equipment is available, Owner, in its sole discretion, may direct the rejection of any substitution proposed by Contractor. Notwithstanding the foregoing, if such specified product, material or equipment shall become unavailable for a period of time or is no longer manufactured and Owner receives reasonably satisfactory proof from Contractor that the same shall be unavailable for reasons other than the fault of Contractor or any Subcontractor, including failure of Contractor or a Subcontractor to order such product in a timely manner, consistent with the Contract Documents and the scheduling requirements for the Work, then, in such event, (i) Owner shall consent to such substitution, in which event any change in Costs incurred in connection with the use of such substitute item shall be confirmed by a Change Order and included in the Cost of the Work hereunder and (ii) Contractor shall not be required to bear the costs associated with the additional services of the Design Team made necessary by reason of Contractor’s submission of any such proposed substitute product. If such specified product, material or equipment shall become unavailable for a period of time or is no longer manufactured and Contractor fails to satisfy Owner that the same shall be unavailable for reasons other than the fault of Contractor or a Subcontractor, as described in the previous sentence, then, in such event, the provisions of this subsection (b) shall become operative and Contractor shall not be entitled to the benefit of a Change Order.

22.3. Contractor shall support any request for a substitution with sufficient evidence to permit the Design Team to make a fair and equitable recommendation to Owner on the merits of the proposal. Any item by a manufacturer other than those cited in the Construction Documents, or of brand name, or model number or size or generic species other than those cited in the Construction Documents, shall be considered a substitution.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

22.4. Acceptance of substitutions shall not relieve Contractor from responsibility for compliance with all of the requirements of the underlying Contract Documents.

22.5. In no event shall the Substantial Completion Date or the Final Completion Date be extended by any circumstance resulting from a proposed substitution, nor shall Contractor be entitled to any reimbursement on account of Costs related thereto, without the issuance of a Change Order approved by Owner in accordance with ARTICLE 23 hereof.

ARTICLE 23.

CHANGES IN THE WORK

23.1. (a) A change order (“Change Order”) shall be the written instrument required to authorize any change in the Project which would result in (i) a change, in the form of additions to, deletions of, or other revisions in, the basic character, design or scope of the Work, (ii) a change in the Substantial Completion Date or the Final Completion Date of any portion of the Work, or (iii) a change resulting in an increase or decrease in the Costs, or, as applicable, a Guaranteed Maximum Cost or Fixed Fee ("Changes").

(b) Owner, without invalidating or abandoning this Agreement, may at any time and from time to time require Changes and, subject to this ARTICLE 23, Contractor may, if warranted, be entitled to an equitable adjustment to the Project Schedule and its compensation, including its Costs and Fee and, if applicable, the Guaranteed Maximum Cost. In the case of a deductive Change, Contractor's Fixed Fee and Contingency shall be reduced in proportion to the decrease in Costs. Changes shall be requested in writing by Owner (a “Directive”) and shall be submitted to Contractor, or, alternatively, may be requested by Contractor in writing to Owner as a potential change order ("PCO"). In order for such Changes to be deemed a part of the Project and authorized by Owner, they shall be executed in the manner set forth below:

(i) Forthwith upon Contractor’s receipt of a Directive, Contractor shall prepare and furnish to Owner a signed proposal (“Contractor’s Statement”), in form satisfactory to Owner. Contractor’s Statement shall set forth in detail, with suitable quantity takeoffs by trades and work classifications, and using the “unit price” and/or other costing method specified by Owner, Contractor’s (x) estimate of the cost or savings to be incurred or realized by reason of the implementation of the Changes, which cost shall be at the best price obtainable for, and shall reflect the most economical manner of affecting, such Changes, and (y) subject to the provisions below, the resulting increase or decrease in the various components of the Costs or, as applicable, the Guaranteed Maximum Cost (including any associated insurance credit). If the change reflected in the Directive is, in Contractor’s good faith opinion, a material change in the basic character, design or scope of the Project, then Contractor’s Statement shall also (x) set forth the impact on the Progress Schedule (including the Substantial Completion Date and the Final Completion Date) which would result from implementation of the Changes and (y) be accompanied by such other information as Owner may reasonably request.

(ii) If Owner approves Contractor’s Statement, Owner will process and deliver a signed Change Order to Contractor and the same shall constitute a validly issued Change Order.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(c) Any work performed by Contractor which is contrary to the Work, as required by the Contract Documents, shall be performed at Contractor’s sole risk, cost and expense, unless the same shall have been authorized in writing by a Change Order, or a Directive therefor shall have been confirmed by Owner by a duly issued Change Order, in accordance with Section 23.1(b) hereof.

23.2. (a) If Owner shall in good faith dispute any of the items set forth in Contractor’s Statement, then Owner shall, within thirty (30) days after Contractor’s submission, give a responsive notice which notice shall set forth (i) those items in Contractor’s Statement which Owner disputes as unreasonable or explain that additional information and time are needed to make the determination, (ii) those items in Contractor’s Statement which Owner does not dispute and (iii) whether Owner desires that Contractor perform any portion of the Changes shown on the Directive (x) corresponding to a non-disputed item or (y) corresponding to a disputed item.

(b) If Owner’s dispute notice shall direct Contractor to perform any portion of the Changes shown on the Directive corresponding to a non-disputed item, that portion of Contractor’s Statement which related to the non-disputed item, together with Owner’s direction to Contractor to perform any portion of the Changes shown on the Directive corresponding to the non-disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order, and Contractor shall promptly undertake to perform the same.

(c) If Owner’s dispute notice shall direct Contractor to perform any portion of the Changes shown on the Directive corresponding to a disputed item, Owner’s dispute notice shall be deemed a notice of demand for prompt resolution of the subject matter of the dispute by the mutual agreement of the parties, failing which it shall be resolved by dispute resolution, as provided in Section 29.18 hereof. Notwithstanding the foregoing, unless Owner shall otherwise agree in each instance, Contractor shall promptly undertake to perform and pursue prosecution of the portion of the Changes shown on the Directive corresponding to the disputed item during the pendency of any such resolution, and the determination reached by mutual agreement or rendered by dispute resolution relative to the disputed item, together with Owner’s direction to Contractor to perform the portion of the Changes shown on the Directive corresponding to the disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order. For purposes of this subparagraph (c) of this Section 23.2 only, however, such Change Order shall not, without a corresponding determination reached by mutual agreement or rendered under the dispute resolution provisions in Section 29.18, as the case may be, obligate Owner to pay any additional monies to Contractor, and if applicable, shall not extend the Substantial Completion Date or the Final Completion Date except to the extent so determined by the parties or determined in the dispute resolution proceedings. During the pendency of any such dispute, Contractor shall not be entitled to receive payments on account of Costs and associated Fixed Fee incurred by Contractor in performing the portion of the Changes shown on the Directive corresponding to the disputed item, but Owner shall pay any portion of Costs and Fixed Fee Owner does not in good faith dispute.

(d) If Owner fails to settle the disputed items in the Directive or to provide Contractor with the dispute notice as described above:

(i) Contractor’s compensation shall be increased by the amount sought by Contractor in the Contractor’s Statement;

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(ii) Contractor’s Progress Schedule shall be increased by the amount sought in such Contractor’s Statement;

(iii) Contractor may submit to Owner an invoice for labor, materials, equipment or services that are the subject of such Contractor’s Statement, plus reasonable Contractor’s Fixed Fee; and

(iv) Owners shall pay Contractor for such labor, materials, equipment or services, plus Contractor’s Fixed Fee with the next payment made to Contractor.

(e) It is also understood and agreed that insurance costs related to the OCIP will be identified in Insurance Premium Worksheets and that deductive Change Orders will be subsequently executed reflecting insurance cost adjustments.

23.3. Any time extension shall be granted to Contractor only by issuance of an executed Change Order.

23.4. If Contractor does not respond promptly or disagrees with the method for adjustment in Contractor’s Compensation, the method and the adjustment shall be determined by Owner on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, a reasonable allowance for overhead and profit, which shall be four percent (4%) (or twelve and one-half percent (12.5%) in the case of Self-Performed Work). Contractor shall keep and present, in such form as Owner may reasonably prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Contract Documents, costs for the purposes of this Section 23.4 shall be limited to the following:

(a) costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

(b) costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

(c) rental costs of machinery and equipment, exclusive of hand tools, whether rented from Contractor or others;

(d) costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and

(e) additional costs of supervision and field office personnel directly attributable to the change.

23.5. The amount of credit to be allowed by Contractor to Owner for a deletion or change which results in a net decrease in Contractor’s Compensation shall be actual net cost as confirmed by Owner. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

23.6. Pending final execution of the total cost of a Change Order to Owner, amounts not in dispute for such changes in the Work shall be included in Requisitions or applications for payment. For any portion of such cost that remains in dispute, Owner will make an interim determination for purposes of monthly certification for payment for those costs. That determination of cost shall adjust Contractor’s Compensation on the same basis as a Change Order, subject to the right of either party to disagree and assert a claim in accordance with subsection 23.2.

When Owner and Contractor agree concerning the adjustments in Contractor’s Compensation and Progress Schedule, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

23.7. Contractor and the Design Team shall have the authority to order “minor changes” in the Work by the issuance of written field orders approved in advance by Owner (“Field Orders”). For purposes hereof, “minor changes” in the Work shall mean only administrative or other similar changes which are required to avoid conflicts between different trades; provided, however, that in no event shall any Field Order be issued to authorize any change which may necessitate or warrant a Change Order, or which may result in (a) a change in the design, character or scope of the Project or any part thereof, (b) a change in the time set forth in the Progress Schedule for the performance of the Work, or (c) any extension of the Substantial Completion Date or the Final Completion Date, as each of the foregoing may only be authorized by a Change Order, or (d) any adverse impact on the fit-out work being performed by any Subtenant or a Subtenant’s Contractor. Copies of all Field Orders shall be submitted by Contractor promptly to Owner.

23.8. The Design Team and Contractor shall have the authority to resolve conflicts in, or clarify, the Construction Documents by the issuance of written request for information (“RFI”); provided, however, that in no event shall any RFI be issued to authorize any clarification or change which may necessitate or warrant a Change Order, a Directive or which may result in (a) a change in the design, character or scope of the Project or any portion thereof, (b) an increase in the Costs of the Work, (c) a change in the time set forth in the Progress Schedule for the performance of the Work, or (d) any extension of the Substantial Completion Date or Final Completion Date, as each of the foregoing may only be authorized by a Change Order. Copies of all RFI’s shall be submitted by Contractor promptly to Owner and Architect.

ARTICLE 24.

INSPECTION AND TESTING

24.1. If the underlying Contract Documents or any Applicable Laws of Governmental Authorities require that any portion of the Work be inspected or tested, Contractor shall give Owner and the Design Team timely notice of readiness of the Work for inspection or testing and the date fixed for such inspection or testing.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

24.2. (a) Whenever, in the opinion of Owner or the Design Team, it is desirable to require special inspection or testing of the Work or its individual components, they shall have authority to do so whether or not such Work is then fabricated, installed, covered or completed. All costs incurred in connection with such special inspection or testing shall be a Reimbursable Cost by the issuance of a Change Order unless it reveals a test failure as a result of the acts or omissions of Contractor or any Subcontractor, in which event, Contractor shall bear, at its sole cost and expense, all costs of such special inspection or testing, including, without limitation, the Design Team’s and Consultants’ additional services made necessary thereby. No inspection performed or failed to be performed by Owner hereunder shall be deemed a waiver of any of Contractor’s obligations hereunder or be construed as an approval or acceptance of the Work or any part thereof. If Owner discovers a defect during a test or inspection, it shall notify Contractor within ten (10) days of such discovery; otherwise, Owner is responsible for any additional costs that are incurred by reason of its failure to timely notify Contractor.

(b) In the event of a test failure of any item of the Work, Owner and/or the Design Team may require inspection or testing of any or all of the other similar items of the Work. The costs and expenses incurred by Contractor in connection with such inspection or testing set forth in this Section 24.2(b) shall be a Cost of the Work unless (i) the test failure prompting such additional testing or inspection was a result of the acts or omissions of Contractor or any Subcontractor, or the failure of either of the foregoing to comply with the provisions of this Agreement or the Subcontract, respectively, or (ii) such additional testing or inspection results in a test failure which results from the acts or omissions of Contractor or any Subcontractor, in which either event Contractor shall bear, at its sole cost and expense, all costs of such additional inspection or testing, including, without limitation, the Design Team’s and Consultants’ additional services made necessary thereby, and if Owner has reason to believe there exists additional defects in other items of Work.

(c) In the event that any special inspections or tests shall necessarily result in a delay in the performance of the Work, then, the Substantial Completion Date and the Final Completion Date shall be appropriately extended by a Change Order; provided, however, that the Substantial Completion Date and the Final Completion Date shall not be extended if such special inspections or tests (i) were required by Owner or the Design Team as a result of the acts or omissions of Contractor or any Subcontractor, or the failure of either of the foregoing to comply with the provisions of this Agreement or the Subcontract in question, respectively, or (ii) resulted in a test failure which was a result of the acts or omissions of Contractor or any Subcontractor.

24.3. If any Work shall be covered or concealed contrary to the request of Owner or the Design Team or the requirements of the Construction Documents, such Work, if required by Owner or the appropriate members of the Design Team, shall be uncovered for examination, inspection or testing at Contractor’s sole cost and expense. If any such test results are below specified minimums, Owner or the Design Team may order additional examination, testing or inspection. Such additional examination, inspection or testing shall be at Contractor’s sole cost and expense. Should Owner or the Design Team have reason to believe that defects exist in any Work which has already been covered or concealed, although no request not to cover or conceal such Work had been previously made by Owner or the Design Team, then such Work, upon written direction by Owner or the Design Team, shall be promptly uncovered by Contractor and subjected to such tests, inspection or examination as may be deemed appropriate by Owner or the Design Team. In such case, the provisions of subsections 24.2(a), (b) and (c) shall control with respect to the costs associated with such uncovering.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

24.4. Any Work rejected as not conforming to the requirements set forth in this Agreement shall immediately be reconstructed, made good, replaced or corrected by Contractor, including portions of the Work destroyed or damaged by such removal or replacement, at Contractor’s sole cost and expense, to the extent the same is caused by, or results from, Contractor’s or its Subcontractors’ acts or omissions or the failure of either of the foregoing to comply with the provisions of this Agreement or the Subcontract, respectively. All rejected materials shall be removed from the Project Site, at Contractor’s sole cost and expense, within the time period specified by Owner. Acceptance of materials and workmanship by Owner shall not relieve Contractor from Contractor’s liability for or obligation to replace all Work which is not in full compliance with the underlying Contract Documents.

24.5. At Owner’s option, Owner may accept nonconforming Work or materials, instead of requiring its removal, correction or replacement, as the case may be, and the credit to Owner to be reflected in a Change Order shall be an amount equal to that amount which Contractor would have incurred had it been required to repair, remove and/or correct such defective or nonconforming Work or materials.

24.6. Contractor agrees to cooperate and coordinate with all inspection and testing agencies and to review and consult with Owner regarding the reasonableness of all fees or charges shown on said agencies’ invoices.

ARTICLE 25.

OWNERSHIP AND USE OF DOCUMENTS; CONFIDENTIALITY

25.1. Contractor agrees that the Contract Documents, technical data and other information of whatsoever kind or nature and whether prepared or furnished by Contractor or received by it from Owner, the Design Team and/or Consultants under or in connection with this Agreement and any and all other information concerning Owner or Owner’s operations that Contractor may obtain or of which it may become aware (“Confidential Information”) shall be accepted and treated as proprietary information which has a substantial commercial value to Owner. Accordingly, Contractor further agrees that Contractor shall not use (either for itself or others) or disclose (to third parties) any such Confidential Information in any manner except to the extent that such use or disclosure may be necessary, as determined by Owner in its sole judgment, for the performance of the Work hereunder. Without limitation of the foregoing, all said documents furnished to Contractor are to be used only with respect to this Project and are not to be used on or in connection with any other project. Submission or distribution of documents to Governmental Authorities in connection with the obtaining of Project Approvals or otherwise meet official regulatory requirements or for other proper and necessary purposes in connection with the performance of the Work at the Project shall not be construed as a violation of this Section 25.1. Additionally, should this Agreement be terminated, Owner shall not provide Contractor’s proprietary schedules and estimates to any other contractor, and those documents shall remain Contractor’s property.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

25.2. Except as otherwise provided in subsection 7.2(i) hereof, Contractor is specifically prohibited from (i) photographing any portion of the Work for publicity and advertising or for any other purpose, (ii) from conducting or allowing others to conduct tours of the Project Site for others to view without the prior written permission of Owner, which permission may be withheld in Owner’s sole discretion and (iii) from making any press releases regarding any aspect of the Project. Further, Contractor shall not release information on the Project or the subject matter of this Agreement to the public without the prior written consent of Owner, which consent may be withheld in Owner’s sole discretion. Contractor shall not use any name or trademark of Owner or of any company affiliated with Owner, without prior express written authorization from Owner.

25.3. Contractor further agrees that it shall cause its employees, agents and Subcontractors to be bound by the provisions of this ARTICLE 25.

25.4. The requirements of this ARTICLE 25 shall survive the expiration or any earlier termination of this Agreement or the expiration or any earlier termination of Contractor’s employment or retention of any employees, agents or Subcontractors, as the case may be, and shall be binding upon Contractor and any such employees, agents or Subcontractors.

ARTICLE 26.

NONDISCLOSURE

26.1. Without limitation of the provisions of ARTICLE 25 hereof, it is agreed that neither Contractor nor any Subcontractor shall divulge Confidential Information concerning the Project or concerning Owner or Owner’s operations to anyone without Owner’s prior written consent, except as otherwise specifically permitted by the Contract Documents and except such public disclosures as may be required by law. If such disclosure is required by law, Contractor or any Subcontractor in question shall provide Owner with a copy of any such proposed public disclosure in advance and will endeavor to incorporate any comments Owner may suggest in such regard.

26.2. No signs advertising the Work to be performed by Contractor or any Subcontractor or identifying any person, firm or entity concerned with the Work to be performed by Contractor or any Subcontractor shall be allowed at the Project Site or elsewhere unless approved in writing by Owner in advance, which approval shall lie within Owner’s sole and exclusive discretion.

ARTICLE 27.

RIGHT TO PERFORM WORK AND TO AWARD SEPARATE CONTRACTS;

AND COOPERATION WITH SEPARATE CONTRACTORS

27.1. Contractor understands that Owner reserves the right to perform, by separate contractors retained by Owner, additional work related to the Project, and, in connection therewith, Owner may retain the services of one or more separate contractors and to award separate contracts.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

27.2. Contractor agrees to cooperate with the separate contractors providing services for Owner pursuant to such separate contracts and to provide such assistance for the purpose of coordinating the work of such separate contractors with the Work to be performed hereunder by Contractor, as well as integrating the Progress Schedule prepared by Contractor and approved by Owner hereunder with the schedules of such separate contractors as may be necessary or proper in the interest of the Project. Contractor shall afford Owner and any separate contractors the opportunity to install or cause the installation of equipment or furnishings in the Project, provided, that such installation shall not materially interfere with Contractor’s performance of its obligations. Any material interference shall be deemed an Owner Delay, as provided under Section 6.3(b).

27.3. If any part of Contractor’s Work depends, for proper execution or results, upon the work of any separate contractor, Contractor shall, prior to proceeding with the Work, promptly report to Owner any apparent discrepancies or defects in such other work that render it unsuitable for such proper execution and results. Except in the case of defects not then reasonably discoverable, failure of Contractor to make such reports shall constitute an acceptance of such separate contractor’s work as fit and proper to receive the Work.

27.4. If Contractor causes damage to the property of Owner or any separate contractors or to other work or property on the Project Site, Contractor, at its sole cost and expense and at no expense to Owner, shall promptly remedy such damage as provided in this Agreement.

27.5. If Contractor delays or causes damage to the work or property of any separate contractor, Contractor shall, upon due notice, promptly attempt to settle with such other contractor by agreement, or otherwise, to resolve the dispute. If such separate contractor initiates any litigation against Owner on account of any delay or damage alleged to have been caused by Contractor, Owner shall notify Contractor who shall defend such proceedings at Contractor’s expense, and if any judgment or award against Owner arises therefrom, Contractor shall pay or satisfy it to the extent the delay or damage was caused by Contractor.

27.6. If a dispute arises between Contractor and any separate contractor as to their responsibility for cleaning up, Owner may clean up (or require Contractor to clean up) and charge the cost thereof to Contractor and any such separate contractors responsible therefor as Owner shall determine to be appropriate.

27.7. Contractor understands that performance of incomplete portions of the work of separate contractors may have to be performed either before, simultaneously with or after Contractor’s Work and that the Work may have to be stopped, interrupted or suspended temporarily if, in Owner’s judgment, such stoppage, interruption or suspension is necessary for the timely and efficient completion of the Project. Accordingly, Contractor covenants that, upon request by Owner, it shall stop or suspend any activity or Work during any period which, in Owner’s reasonable judgment, would unreasonably interfere with, or unreasonably delay, prosecution or completion of the Project. If Owner shall so request that Contractor stop, interrupt or suspend any activity or Work, and if and to the extent that there are delays in the performance of the Work as a result thereof and Contractor demonstrates that the Work is actually delayed thereby, then, in such event, the period of time during which the Work shall have ceased shall be recognized as an Excusable Delay and disposed of in accordance with the provisions of Section 6.3 hereof.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

27.8. If any separate contractor (i) delays Contractor’s Work or (ii) causes damage to the Work or property of Contractor, then, in such event, in the case of delays described in item (i) above, such delays shall be recognized as Excusable Delays and disposed of in accordance with the provisions of Section 6.3 hereof.

27.9. When Owner performs construction or operations related to the Project with Owner’s own forces, Owner shall be deemed to be subject to the same obligations which apply to Contractor under this Agreement, including without excluding others, those stated in ARTICLE 27.

ARTICLE 28.

TERRORIST ACTS

In the event that Work is damaged and/or destroyed by terrorist acts, then Contractor shall not be liable for such damages and shall not be obligated to correct the Work that has been damaged by such acts and/or to complete or rebuild the Work if destroyed by such acts, unless Owner and Contractor execute a mutually acceptable Change Order that adjusts the Costs of the Work and contract time set forth in the Progress Schedule.

ARTICLE 29.

ADDITIONAL PROVISIONS

29.1. Practice of Architecture and/or Engineering. Nothing contained in this Agreement shall be deemed to require or authorize Contractor to perform or do any acts which would be deemed the practice of architecture or engineering within the meaning of the laws of the State of Nevada, and Contractor agrees that at no time shall it contend that the carrying out of any of the duties and obligations of this Agreement requires it to do so.

29.2. Effectiveness of Agreement. This Agreement, when executed by the parties, shall be effective as of the date first stated above in this Agreement. Except as otherwise expressly provided below, all understandings and agreements, whether oral or written, heretofore had among Contractor and Owner with respect to the Project are superseded by this Agreement. This Agreement fully and completely expresses the agreement of the parties with respect to the Work and the Project and shall not be modified or amended except by written agreement executed by each of the parties hereto. The parties understand and agree that no representations of any kind whatsoever have been made other than as appear in this Agreement, that they have not relied on any such representations and that no claim that they have so relied on may be made at any time or for any purpose.

29.3. Enforcement of Subcontracts. Contractor covenants and agrees that it shall diligently enforce all of the terms, conditions and provisions of each of the Subcontracts. In addition, Contractor agrees to assume toward Owner, and shall be responsible to Owner for, the performance by Subcontractors of all of Subcontractors’ work under the Subcontracts, with the same force and effect as if Contractor itself shall have contracted to perform such Work.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

29.4. Cooperation with Lender. Contractor shall reasonably cooperate with Lender and its representatives at all times in the course of the performance of the Work, shall issue such certifications and/or “will serve letters” as Lender may reasonably require from time to time, and any changes or modifications reasonably requested by Lender to this Agreement shall be agreed to by Contractor and this Agreement shall be deemed amended, at the option of Owner, by written agreement, to include such changes or modifications, provided any such changes or modifications requested by Lender shall not materially alter the business terms hereof or Contractor’s obligations to Owner hereunder.

29.5. Independent Contractor. It is expressly understood and agreed by the parties hereto that Contractor, in performing its obligations under this Agreement, shall be deemed an independent contractor and not an agent or employee of Owner and nothing contained in this Agreement shall be construed to mean that Contractor and Owner are joint venturers or partners or to establish any contractual relationship between Owner and any Subcontractors.

29.6. Access and Cooperation.

(a) Contractor agrees (i) to grant Owner and its employees, Lender, the Design Team, Consultants, any separate contractors, and any other contractors, persons, entities and/or personnel performing work or services for the Project reasonable access to the Work whenever same is in progress, and (ii) to cooperate reasonably with the foregoing persons or entities throughout the performance of the Work to the end that the Project may be completed in the most expeditious and economic manner and in furtherance of the interests of Owner.

(b) In addition to the foregoing provisions, Contractor further agrees that, if requested by Owner, it shall make available to Lender office space at the Project Site, which office space shall not be less than 150 square feet and shall be adequately ventilated with heat and air conditioning and furnished with desks, chairs, telephone equipment, a plan table and file cabinets.

29.7. Performance of Work During the Pendency of Disputes. In the event that a dispute shall arise under this Agreement in connection with payments to be made on any Requisition, or for any other reason, Contractor shall continue during the pendency of such dispute to perform its duties and responsibilities under this Agreement and the Work in accordance with the terms hereof as if no such dispute shall have arisen and shall, in connection therewith, maintain the Construction Budget, the Progress Schedule, the Substantial Completion Date and the Final Completion Date. During the pendency of any such dispute, Contractor shall be entitled to receive payments from Owner only on account of non-disputed items and payments on account of disputed items shall be deferred until the final resolution of the dispute. The party in whose favor any decision or judgment is rendered shall be entitled to receive from the other party any and all costs, including reasonable attorneys’ fees and disbursements, incurred by such party. For purposes hereof, a “favorable decision” shall be deemed to be one in which the amount of the final judgment awarded exceeds the latest bona fide offer made by the party against whom the judgment is rendered. Notwithstanding anything to the contrary stated herein, Contractor reserves all its rights and remedies under NRS Chapter 624.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

29.8. Integrity and Ethical Conduct.

(a) Contractor acknowledges and understands that Owner is committed to have the Work performed in accordance with the ethical standards applicable to, or governing, the conduct of construction practices. In furtherance thereof, Contractor hereby agrees to comply with and observe all applicable Federal, State and local laws, rules, regulations, requirements, trade standards and ethical guidelines governing said conduct.

(b) Contractor further acknowledges and understands that, at any time during the term of this Agreement, Owner shall have the right to conduct any and all investigations (including, without limitation, fingerprinting and photographing for security purposes) relative to Contractor, Contractor’s employees, Contractor’s Subcontractors and any of their employees, and all other persons with whom Contractor contracts in the proper performance of the services called for hereunder, as Owner, in its sole discretion, reasonably exercised, deems necessary to ensure that the services called for hereunder are performed in accordance with the highest ethical standards applicable to, or governing, the conduct of construction practices. Accordingly, Contractor agrees that upon Owner’s receipt of any results of such investigations, and without having to specify the reasons therefore, Owner, in its sole discretion, and to the maximum extent permitted by any labor agreements and at law, shall have the right to immediately deny access to any and all areas of the Project Site to any persons and/or to require Contractor to replace any persons assigned to the Project. Contractor further agrees that all persons entering the Project and at the Project Site in connection with the Work shall be required to wear, at all times, security badges designated by Owner.

29.9. Notices. Every notice, demand, request, consent, approval or other communication (other than Directives, PCOs, RFIs, Change Orders, Shop Drawing submittals and similar notices) which either party hereto is required or desires to give or make to the other party hereto shall, notwithstanding any other provisions of this Agreement, be effective only if given in writing and delivered by hand and receipted for, or by registered or certified mail, postage-prepaid, return receipt requested as follows:

(a)	If to Owner, addressed to:

HRHH Hotel/Casino, LLC and
HRHH Development, LLC 4185 Paradise Road Las Vegas, Nevada 89169
Attention: Brian Feigenbaum

With a copy to:

Kummer Kaempfer Bonner Renshaw & Ferrario
3800 Howard Hughes Pkwy, 7th Floor
Las Vegas, Nevada 89169
Attention: James E. Smyth

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

and

(b)	If to Contractor, addressed to:

M.J. Dean Construction, Inc.
5055 West Patrick Lane, Suite 101 Las Vegas, Nevada 89118 Attention: Bill Moore

With a copy to:

Jolley Urga Wirth Woodbury & Standish
3800 Howard Hughes Pkwy, 16th Floor
Las Vegas, Nevada 89169
Attention: Martin A. Little

29.10. Construction of Language. The language in this Agreement shall be construed according to its customary meaning within the building industry in the State of Nevada. Whenever used, the singular number shall include the plural, and the plural the singular, and the use of any gender shall be applicable to all genders.

29.11. Captions and Titles. Captions and titles of the different Articles and Sections of this Agreement are solely for the purpose of aiding and assisting in the location of different material in this Agreement and are not to be considered under any circumstances as parts, provisions or interpretations of this Agreement.

29.12. No Waiver. The failure of either party to insist upon the strict performance of any provisions of this Agreement, the failure of either party to exercise any right, option or remedy hereby reserved, or the existence of any course of performance hereunder shall not be construed as a waiver of any provision hereof or of any such right, option or remedy or as a waiver for the future of any such provision, right, option or remedy or as a waiver of a subsequent breach thereof. The consent or approval by either party of any act by the other party requiring such party’s consent or approval shall not be construed to waive or render unnecessary the requirement for that party’s consent or approval of any subsequent similar act by the other party. The payment by Owner of any amount due hereunder with knowledge of a breach of any provision of this Agreement shall not be deemed a waiver of such breach. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by the party to be charged.

29.13. Indemnification.

(a) To the fullest extent permitted by law, Contractor shall indemnify and hold harmless Owner, and its respective members, officers, principals and partners (disclosed or undisclosed), shareholders, agents, employees, successors, affiliates and assigns (collectively, “Indemnitees”, individually, “Indemnitee”) from and against all losses, claims, costs, damages, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements), arising out of or resulting from the performance of the Work, provided, that any such claim, loss,

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

cost, and expense is attributable to personal injury, sickness, disease or death, or to injury to or destruction of property (excluding the Work itself) resulting therefrom but only to the extent caused by Contractor, subcontractor or anyone for whose acts they may be liable; such obligation shall not be construed to negate abridge, or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any Indemnitee; or in the event of contributory negligence by any party indemnified hereunder, Contractor shall only be liable for payment of such indemnity claims in direct proportion to its percentage of fault.

(b) In any and all claims against any Indemnitee by any employee of Contractor, or of its Subcontractors or anyone directly or indirectly employed by either Contractor or its Subcontractors or anyone for whose acts either Contractor or its Subcontractors may be liable, the indemnification obligation under this Section 29.13 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor under workers’ or workmen’s compensation acts, disability acts or other employee benefit acts.

(c) The obligations of Contractor under this Section 29.13 shall not extend to the liability of Architect, other members of the Design Team, Consultants, or their respective agents or employees, arising out of the preparation or approval of the Construction Documents.

29.14. Severability. If any provision of the underlying Contract Documents is invalid or unenforceable as against any person, party or under certain circumstances, the remainder of the underlying Contract Documents and the applicability of such provision to other persons, parties or circumstances shall not be affected thereby. Each provision of the underlying Contract Documents shall, except as otherwise herein provided, be valid and enforced to the fullest extent permitted by law.

29.15. Duty Same as Covenant. Whenever in this Agreement any words of obligation or duty regarding any party are used, they shall have the same force and effect as those in the form of express covenants.

29.16. Design Team and Consultants. All references in this Agreement to the Design Team or Consultants shall be deemed to mean the persons or entities so stated herein or any other person or entity designated from time to time by Owner to serve in such capacity.

29.17. Rights and Remedies. The duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be in addition to, and not a limitation upon, any of the duties, obligations, rights and remedies otherwise imposed or available at law or in equity.

29.18. Dispute Resolution, Governing Law and Consent to Jurisdiction

(a) Disputes subject to binding arbitration. However, if both parties agree, the dispute may first be mediated.

(b) If a dispute relates to or is the subject of a mechanic's lien, the party asserting such mechanic’s lien may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the dispute by mediation or by arbitration.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

(c) Any dispute arising out of or related to the Agreement may, after 30 days’ notice of such dispute to the other party subject to mediation if agreed to by the parties.

(d) If a dispute is mediated, the parties shall share the mediator's fee and any filing fees equally. The mediation shall be held Las Vegas, Nevada, unless another location is mutually agreed upon. Agreement reached in mediation shall be enforceable as settlement agreement in any court having jurisdiction thereof.

(e) Any dispute arising out of or related to the Agreement shall 30 days after submission of the dispute to the other party be subject to binding arbitration which, unless the parties mutually agree otherwise, shall be held in Las Vegas, Nevada in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect. Prior to arbitration, the parties may endeavor to resolve disputes by mediation.

(f) The demand for arbitration shall be filed in writing with the other party to the Contract and with the American Arbitration Association.

(g) A demand for arbitration shall be made within a reasonable time after the claim giving rise to the dispute has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim would be barred by the applicable statute of limitations. If the parties participate in mediation, they may agree to extend the deadline in which a claim shall be arbitrated.

(h) This Agreement shall be governed by the laws of the State of Nevada, both as to interpretation and performance.

(i) The party filing a notice of demand for arbitration must assert in the demand all claims and disputes then known to that party on which arbitration is permitted to be demanded.

(j) Judgment on Final Award. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

29.19. Binding Effect. It is expressly understood by the parties hereto that delivery by Owner of the within Agreement for review and execution by Contractor shall confer no rights nor impose any obligations on either party, unless and until both Contractor and Owner shall have executed this Agreement and duplicate originals thereof shall have been delivered to the respective parties hereto.

29.20. Interpretations in Writing.

(a) Any and all interpretations of Contract Documents or of any of the Work to be performed or payments to be made relative to the Project must be in writing to be valid.

(b) This provision is not intended to prohibit or deny normal discussion, recommendations, explanations, suggestions, approvals, rejections and similar activity in pursuit of the Work at the Project on an oral basis, such as at job conferences at the Project Site. In such instances, the written minutes, correspondence, Shop Drawing records, and other written data shall govern over personal claims regarding oral statements made contrary to the written data.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

29.21. Prohibited Interests. No principal, officer, shareholder, family member, employee, agent or consultant of Contractor who, on behalf of Contractor, negotiates, makes, accepts or approves, or takes part in negotiating, making, accepting or approving any Subcontractor or any Subcontract or other agreement entered into by Contractor in connection with the Work, shall become directly or indirectly interested personally in the Subcontractor or any Subcontract or such other agreement, unless approved in advance and in writing by Owner.

29.22. Knowledge of Contractor. For all purposes of this Agreement, Contractor shall be deemed to have knowledge of all matters of which Contractor has actual notice and all matters of which Contractor should or would have knowledge if Contractor were performing its obligations under this Agreement with the skill, judgment and expertise of other general contractors of comparable stature to Contractor undertaking projects of similar scope to the Project in the Las Vegas metropolitan area.

29.23. Waste Disposal. Contractor shall provide and shall require all Subcontractors to provide to it, and in turn it shall provide to Owner, originals or, where originals are unavailable, copies of, all documents relating to the transport, handling, storage and/or disposal of all wastes and demolition debris from the Project and the Project Site, including, but not limited to, waste manifests, bills of lading, dumping permits and landfill receipts.

29.24. Non-recourse. Contractor agrees to look solely to Owner’s interest in the Project for the satisfaction of any right, remedy, or lien of Contractor, or for the collection of a judgment (or other judicial process) requiring the payment of money by Owner in the event of any liability by Owner, and no other property or assets of Owner (or any officer, director, shareholder, principal or affiliated entity of Owner) shall be subject to suit, levy, execution, attachment, or other enforcement procedure for the satisfaction of Contractor’s rights or remedies under or with respect to this Agreement.

29.25. Privileged Business. Contractor acknowledges that Owner and its subsidiaries and other affiliated companies, own and operate businesses that are subject to and exist because of privileged licenses issued by governmental authorities. If requested, Contractor shall, and Contractor shall cause all Subcontractors to, timely provide Owner with such documentation and information to substantiate the fact that Contractor has recent experience working in the casino resort industry and, if required, shall timely obtain any qualification or clearance required by any regulatory authority having jurisdiction over Owner or any of its subsidiary or affiliated entities. If Contractor or any Subcontractor fails to satisfy such requirements, or if Owner or any of its affiliated companies are directed to cease doing business with Contractor or any Subcontractor, then such event shall be deemed a material breach of the Agreement by Contractor and Owner shall have the right to terminate the Agreement and/or any Subcontract or purchase order for cause, among all other remedies available to Owner.

29.26. Lender-Required Consents, Certificates and Reports. Owner’s Lender requires Owner to include in this Agreement terms that require Contractor to timely complete and submit the consents, certificates and reports in the forms set forth in Exhibits “J-1” through

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

“J-5”. Further, Contractor agrees to reasonably cooperate with Owner’s Lender and to provide any and all additional information, progress reports, waivers, consents or assurances as reasonably requested by Owner or Lender.

{Signature Page Follows}

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER:

HRHH HOTEL/CASINO, LLC, a Delaware limited liability company

By:	/s/ FRED J. KLEISNER
Name:	Fred J. Kleisner
Title:	President

HRHH DEVELOPMENT, LLC, a Delaware limited liability company

By:	/s/ FRED J. KLEISNER
Name:	Fred J. Kleisner
Title:	President

CONTRACTOR: M.J. DEAN CONSTRUCTION, INC. a Nevada corporation

By:	/s/ MICHAEL J. DEAN
Name:	Michael J. Dean
Title:	President

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT

DEFINED TERMS INDEX

Allowance	12
Applicable Laws	55
Architect	1
as-built	20
Bid List	30
Certificate of Occupancy	19
Change Order	60
Changes	60
Concealed Conditions	7
Confidential Information	65
Consolidated Insurance Programs	30
Construction Budget	28
Construction Documents	1
Construction Phase	2, 31
Consultants	1
Contract Documents	3
Contractor	1
Contractor Controlled Contingency	10
Contractor’s Statement	60
Costs	13
Design Team	1
design-assist	7
Directive	60
Early Termination Fee	52
Environmental Laws	9
Environmental Report	7
Events of Default	49
Excusable Delays	20
Existing Improvements	1
fast track and/or design-assist	3
fast-track	7
Field Orders	63
Final Completion	4, 19
Final Completion Date	18
Fixed Fee	10
front-end loading	44
General Conditions Costs	13
General Conditions Work Items	13
Governmental Authority	19
hard hats	24
Harmon Corridor	1
hazardous materials	9
Hazardous Materials	8
hazardous substances	9
hazardous wastes	9
Indemnitee	71

Indemnitees	71
insolvency proceeding	41
Job Progress Report	32
Lender	3
Major Subcontractor’s Consent	39
Master Work Authorization	12
minor changes	63
Owner	1
Owner Controlled Contingency	10
PCO	60
Permitted Assignee	47
pollutants or contaminants	9
Pre-Construction Phase	2, 26
Pre-Construction Services	26
Program Audit	26
Progress Schedule	18, 27
Project	1
Project Approvals	19
Project Phase	2
Project Site	1
Punch List	27, 37
Reimbursable Costs	15
Requisition	43
RFI	63
Schedule of Values	43
Self-Performed Work	10
Shop Drawing Process	33
Shop Drawing Schedule	33
Shop Drawing Schedules	33
Shop Drawings	33
solid wastes	9
Subcontract Approval Letter	3
Subcontract Costs	15
Subcontractors	39
Subcontracts	39
Substantial Completion	4, 19
Substantial Completion Date	17
the Agreement	4
the Contract	4
this Agreement	4
this Contract	4
unit price	60
will serve letters	69
Work	1
Work	2
Work Authorization	2, 31

SCHEDULES “1-A,” “1-B,” and “1-C”

Project Site

(Legal Description)

[omitted]

SCHEDULE 1-A

(Legal Description of Hotel/Casino Property)

[omitted]

SCHEDULE 1-B

(Legal Description of Café Property)

[omitted]

SCHEDULE 1-C

(Legal Description of Adjacent Property)

[omitted]

EXHIBIT “A”

Work Authorization

This Work Authorization (this “Work Authorization”) is executed and entered into as of the      day of             , 200     by and between HRHH Hotel/Casino, LLC and HRHH Development, LLC (hereinafter referred to as “Owner”) and M. J. Dean Construction, Inc. (“Contractor”) pursuant to the Construction Management and General Contractors Agreement (the “Agreement”) dated as of             ,                                 , 20         by and between Owner and Contractor. This Work Authorization hereby incorporates by reference all of the terms and conditions of the Agreement as if such terms and conditions were set forth in their entirety in this Work Authorization. In the event of a conflict between the terms of this Work Authorization and the Agreement, this Work Authorization will govern and prevail.

1. Compensation: In total consideration for the timely full and complete performance of the Work under this Work Authorization and all other obligations of Contractor hereunder, Owner agrees to pay to Contractor a sum of money equal to the Guaranteed Maximum Cost to be the total of (i) Cost of the Work and (ii) the Contractor’s Fixed Fee as defined in Article 3 of the Agreement and subject to adjustment only as expressly provided in Article 23, which Guaranteed Maximum Cost shall not exceed              Dollars (            ), (hereinafter referred to as the “GMC”), inclusive of all costs, overhead, profit, taxes, equipment, labor, insurance, permits, and those costs further delineated below.

A schedule of values including an itemized cost breakdown of the GMC as defined in Article 4 of the Agreement is attached hereto as Attachment #1.

A. The Cost of the Work equals $                    ;

B. The Contractor's Fixed Fee equals $                    ; and

C. The Contingency as set forth in Article 3 of the Agreement (and which is included in the GMC is $                    , of which $                     is Contractor-Controlled Contingency and $                 is Owner-Controlled Contingency.

2. The GMC does include the Contractor's Fixed Fee, which, pursuant to subsection 3.3.1 of the Agreement, shall be subject to Change Order as provided in Article 23 of the Agreement.

3. Owner’s Project Manager:

4. Contractor’s Key Personnel: A list of Contractor's key personnel is attached herein as Attachment #5; Subcontractor List attached herein as Attachment #6.

5. Scope of Work: The Construction Documents upon which this Work Authorization is based are identified in the attached Attachment #2.

6. Assumptions, Allowances, Clarifications and exclusions on which the GMC is based are attached hereto as Attachment #3.

7. Schedule: The Contractor acknowledges that the Work under this Work Authorization shall be performed in compliance with the following schedule and in accordance with the Contractor’s Bar Chart Schedule, dated                     , attached hereto as Attachment #4.

Start Date for the Work under this Work Authorization is                     .

The Substantial Completion Date for the Work under this Work Authorization is                     .

The Final Completion Date for the Work under this Work Authorization is                     .

8. The Contractor shall be compensated for Self-Performed Work as set forth in Subsection 3.3.2 and such Self-Performed Work shall be identified in Attachment #6 and shall be included in the GMC.

9. Retention. Retention in an amount equal to ten percent (10%) of the total GMC.

10. Liquidated Damages. Pursuant to Section 6.1(b), commencing with the first day after the Substantial Completion Date and continuing for each and every day thereafter until Substantial Completion of the Work, Contractor shall pay to Owner liquidated damages, at the rate of $                     for calendar day up to a maximum (or total) amount of $                    . Owner and Contractor acknowledge such damages to be a fair and reasonable estimate of the damage to be suffered by Owner. In addition to Owner’s right to terminate under ARTICLE 14, the above payments are and will be Owner’s sole and exclusive remedy at law and in equity with respect to the Work not being achieved by the Substantial Completion Date or Final Completion Date. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty, but is intended to compensate Owner for such default.

11. OCIP Insurance Cost Calculation. Pursuant to Section 5(n) and Exhibit “F-1”, the applicable cost of insurance premiums under the OCIP equals                     .

12. Payment/Performance Bond. A performance bond is/is not required in the amount of $                    . A payment bond is/is not required in the amount of                     .

13. Concealed Conditions. Pursuant to Section 2.6, Contractor represents and warrants that as of the date of this Work Authorization it has no knowledge of any Concealed Conditions that would entitle Contractor to an increase in time or compensation for the Work that is the subject of this Work Authorization.

IN WITNESS WHEREOF, the parties have caused this Work Authorization to the Master Agreement to be duly executed as of the date first written above.

OWNER:

HRHH HOTEL/CASINO, LLC, a Delaware limited liability company

By:
Name:
Title:

HRHH DEVELOPMENT, LLC, a Delaware limited liability company

By:
Name:
Title:

CONTRACTOR:

M.J. DEAN CONSTRUCTION, INC. a Nevada corporation

By:
Name:
Title:

EXHIBIT “B”

Subcontract Approval Letter

[omitted]

EXHIBIT “C-1”

Form of Contractor Payment and Performance Bonds

[omitted]

EXHIBIT “C-2”

Form of Subcontractor Payment

and Performance Bonds

[omitted]

EXHIBIT “D”

Phase I Environmental Site Assessment

[omitted]

EXHIBIT “E”

General Conditions Work Items

[omitted]

EXHIBIT “F”

Insurance Requirements

[omitted]

EXHIBIT “F-1”

Project Insurance Manual

[omitted]

EXHIBIT “G-1”

Conditional Waiver and Release Upon Progress Payment

[omitted]

EXHIBIT “G-2”

Unconditional Waiver and Release Upon Progress Payment

[omitted]

EXHIBIT “G-3”

Conditional Waiver and Release Upon Final Payment

[omitted]

EXHIBIT “G-4”

Unconditional Waiver and Release Upon Final Payment

[omitted]

EXHIBIT “H”

Major Subcontractor's Consent

[omitted]

EXHIBIT “I”

Subcontract Form

[omitted]

EXHIBIT “J-1”

General Contractor’s Consent

[omitted]

EXHIBIT “J-2”

General Contractor’s Certificate

[omitted]

EXHIBIT “J-3”

Form of Anticipated Cost Report

[omitted]

EXHIBIT “J-4”

AIA Form G702 Application For Payment

[omitted]

EXHIBIT “J-5”

Contractor’s Affidavit

[omitted]